UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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DENNY’S CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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203 East Main Street

Spartanburg, South Carolina 29319

April 5, 2012

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Denny’s Corporation to be held at 9:00 a.m. on Wednesday, May 16, 2012, at Denny’s Corporation Corporate Offices, 203 East Main Street, Spartanburg, South Carolina. If you plan to attend, we ask that you please (1) detach, sign and return the self-addressed, postage prepaid Attendance Card, and (2) detach and bring with you to the meeting the Admittance Card. These cards are attached together and enclosed with the form of proxy for the meeting.

The accompanying formal Notice of Meeting and Proxy Statement describe the matters on which action will be taken at the meeting.

Whether or not you attend in person, it is important your shares be represented and voted at the meeting. I urge you to sign, date and return the enclosed proxy card or vote via telephone or the Internet as directed on the proxy card, at your earliest convenience.

On Behalf of the Board of Directors,

Sincerely,

Debra Smithart-Oglesby

Board Chair

NOTICE OF MEETING

Spartanburg, SC

April 5, 2012

The Annual Meeting of Stockholders of Denny’s Corporation will be held at Denny’s Corporation Corporate Offices, 203 East Main Street, Spartanburg, South Carolina on Wednesday, May 16, 2012 at 9:00 a.m. for the following purposes as described in the accompanying Proxy Statement:

1.	To elect the ten (10) nominees named in the attached Proxy Statement to the Board of Directors;

2.	To ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 26, 2012;

3.	To vote on a non-binding advisory resolution to approve the compensation of the Company’s named executive officers;

4.	To vote on a proposal to approve the Denny’s Corporation 2012 Omnibus Incentive Plan; and

5.	To transact such other business as may properly come before the meeting.

Only holders of record of Denny’s Corporation common stock at the close of business on March 20, 2012 will be entitled to notice of, and to vote at, this meeting. Please vote in one of the following ways:

•	use the toll-free telephone number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, you are urged to promptly complete, sign, date and return the enclosed proxy card in the envelope provided (or follow the instructions set forth in the enclosed proxy to vote by telephone or the Internet). Returning your proxy card as described above does not deprive you of your right to attend the meeting and to vote your shares in person. However, in order to vote your shares in person at the meeting, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting. If you plan to attend, we ask that you please (1) detach, sign and return the self-addressed, postage prepaid Attendance Card, and (2) detach and bring with you to the meeting the Admittance Card. These cards are attached together and enclosed with the form of proxy for the meeting. For directions to the meeting, please visit Denny’s website at www.dennys.com or call (864) 597-8000.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2012

The proxy statement and the 2011 Annual Report of Denny’s Corporation are available at http://www.cstproxy.com/dennys/2012.

By order of the Board of Directors

J. Scott Melton

Assistant General Counsel,

Corporate Governance Officer and

Secretary

Proxy Statement Table of Contents

PROXY STATEMENT

April 5, 2012

GENERAL

Introduction

The Annual Meeting of Stockholders of Denny’s Corporation, a Delaware corporation, will be held on Wednesday, May 16, 2012, at 9:00 a.m. at Denny’s Corporation Corporate Offices, 203 East Main Street, Spartanburg, South Carolina (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Denny’s Corporation (the “Board”) to be used at the upcoming Annual Meeting of Stockholders. The information provided herein concerns not only Denny’s Corporation, but also Denny’s, Inc., a subsidiary which Denny’s Corporation wholly owns, in that substantially all operations of Denny’s Corporation are currently conducted through Denny’s, Inc.

Stockholder Voting

You may vote at the Annual Meeting either by proxy or in person. Only holders of record of common stock of Denny’s Corporation, par value $0.01 per share (the “Common Stock”) as of the close of business on March 20, 2012 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. This Proxy Statement will be made available to each such stockholder beginning on or about April 5, 2012.

Voting by Proxy

To vote by proxy, you must either properly execute and return (prior to the meeting) the proxy card, or follow the instructions set forth in the enclosed proxy card to vote by phone or on the Internet. Where you have appropriately specified how your proxy is to be voted, it will be voted accordingly. If no specifications are made, your proxy will be voted (i) in favor of the ten (10) nominees to the Board of Directors, (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries (collectively, the “Company”) for the year ending December 26, 2012, (iii) in favor of the non-binding advisory resolution to approve the compensation of the Company’s named executive officers, as described herein, and (iv) in favor of the proposal to approve the Denny’s Corporation 2012 Omnibus Incentive Plan. The Company does not know of any matter that is not referred to herein to be presented for action at the Annual Meeting. If any other matter of business is brought before the Annual Meeting, the proxy holders may vote the proxies at their discretion.

If you execute a proxy, you may revoke it at any time before it is exercised by delivering a written notice to J. Scott Melton, Assistant General Counsel, Corporate Governance Officer and Secretary of Denny’s Corporation, either at the Annual Meeting or prior to the meeting date at the Denny’s Corporation principal executive offices at 203 East Main Street, Spartanburg, South Carolina 29319, by executing and delivering a later-dated proxy, or by attending the meeting and voting in person. If you vote by telephone or by accessing the Internet voting website, you may also revoke your proxy by re-voting using the same procedure no later than 7:00 p.m. Eastern Time on Tuesday, May 15, 2012.

Voting in Person

To vote at the meeting in person, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting. For directions to the meeting, please visit Denny’s website at www.dennys.com or call (864) 597-8000.

Voting Requirements

At the meeting, holders of Common Stock will have one vote per share and a quorum, consisting of a majority of the outstanding shares of Common Stock as of the Record Date, represented in person or by proxy, will be required for the transaction of business by stockholders. A quorum being present, directors will be elected and the other actions proposed in the accompanying Notice of Meeting will be decided by a majority of votes cast on the matter. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached, but will not be counted in determining the number of shares voted “for” or “against” any director-nominee or on any other proposal, and therefore will not affect the outcome of any proposal. As of the close of business on the Record Date, there were issued and outstanding and entitled to be voted at the Annual Meeting, 96,152,515 shares of Common Stock.

Equity Security Ownership

Principal Stockholders

The following table sets forth the beneficial ownership of Common Stock by each stockholder known by the Company as of March 20, 2012 to own more than 5% of the outstanding shares. As of March 20, 2012, there were 96,152,515 shares of the Common Stock issued and outstanding and entitled to be voted at the Annual Meeting.

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Common Stock
FMR LLC (and related entities) 82 Devonshire Street Boston, MA 02109	14,252,381	(1)	14.8
Keeley Asset Management Corp. (and related entities) 401 South LaSalle St. Chicago, IL 60605	8,350,054	(2)	8.7
Wells Fargo & Company (and related entities) 420 Montgomery Street San Francisco, CA 94104	7,190,151	(3)	7.5
Avenir Corporation (and related entities) 1775 Pennsylvania Avenue NW, Suite 650 Washington, DC 20006	6,413,975	(4)	6.7
Black Rock, Inc. (and related entities) 40 East 52nd Street New York, NY 10022	5,659,127	(5)	5.9
The Vanguard Group, Inc (and related entities) 100 Vanguard Blvd. Malvern, PA 19355	4,979,682	(6)	5.2

(1)

Based upon the Schedule 13G/A filed with the SEC on February 14, 2012, FMR LLC is the beneficial owner of 14,252,381 shares and has sole voting power over 4,587,309 shares and sole investment power over 14,252,381 shares. Edward C. Johnson 3d is the beneficial owner of 14,252,381 shares and has sole investment power over 14,252,381 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 9,665,072 shares. Edward C Johnson 3d and FMR LLC, through its control of Fidelity and the funds Fidelity controls (the “Funds”), each has sole investment power over the 9,665,072 shares owned by the Funds. Neither FMR LLC, nor Edward C. Johnson 3d, Chairman of FMR LLC, (and whose family has the predominant voting power of FMR LLC), has the sole power to vote shares owned directly by the Funds, which power resides with the Funds’ Board of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, LLC is the beneficial owner of 4,380,909 of the shares listed as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of PGATC, each has sole investment power over 4,380,909 shares and sole voting power over 4,380,909 shares owned by the institutional accounts managed by PGATC. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 206,400 shares as a result of its serving as an investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies owing such shares. Edward C. Johnson, 3d and FMR LLC though its control of PGALLC each has sole investment power and sole voting power over 206,400 shares owned by institutional accounts or funds advised by PGALLC.
(2)	Based upon the Schedule 13G/A filed with the SEC on February 7, 2012, Keeley Asset Management Corp. is the beneficial owner of 8,350,054 shares. The Keeley Small Cap Value Fund may be deemed to be the beneficial owner of 6,078,000 shares and John L. Keeley, Jr. may be deemed to beneficially own 301,590 shares. Keeley Asset Management Corp. has sole voting power with respect to 8,350,054 of such shares and sole investment power with respect to all such shares.
(3)	Based upon the Schedule 13G filed with the SEC on January 26, 2012, Wells Fargo & Company, a parent holding company, is the beneficial owner of 7,190,151 shares and has sole voting power over 6,736,524 shares, sole investment power over 7,142,845 shares, and shared investment power over 27,000 shares. Wells Capital Management Incorporated, an investment adviser, is the beneficial owner of 7,142,845 shares and has sole voting power over 628,074 shares and sole investment power over 7,142,845 shares. Wells Fargo Funds Management, LLC, an investment adviser, is the beneficial owner of 6,061,144 shares and has sole voting power over 6,061,144 shares. Aggregate beneficial ownership reported by Wells Fargo & Company is on a consolidated basis and includes beneficial ownership of its subsidiaries Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, and Wells Fargo Bank, N.A.
(4)	Based upon the Schedule 13G/A filed with the SEC on February 14, 2012, Avenir Corporation, an investment adviser, is the beneficial owner of and has sole voting power and sole investment power with respect to the listed shares.
(5)	Based upon the Schedule 13G/A filed with the SEC on February 13, 2012, Black Rock, Inc., as a parent holding company, is the beneficial owner of and has sole voting power and sole investment power with respect to the listed shares.
(6)	Based upon the Schedule 13G/A filed with the SEC on February 8, 2012. The Vanguard Group, Inc. is the beneficial owner of the listed shares and has sole voting power and shared investment power with respect to 121,465 shares and sole investment power with respect to 4,858,217 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of the Vanguard Group, Inc., is the beneficial owner of 121,465 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting power of these shares.

Management

The following table sets forth, as of March 20, 2012, the beneficial ownership of Common Stock by: (i) each current member of the Board, (ii) each director nominee of Denny’s Corporation to the Board, (iii) each named executive officer included in the Summary Compensation Table elsewhere in this Proxy Statement, and (iv) all current directors and executive officers of Denny’s Corporation as a group. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name	Amount and Nature of Beneficial Ownership(1)(2)	Percentage of Common Stock
Gregg R. Dedrick	34,062	*
George W. Haywood	37,637	*
Brenda J. Lauderback	146,639	*
Robert E. Marks	278,312	*
John C. Miller	245,667	*
Louis P. Neeb	88,551	*
Donald C. Robinson	66,957	*
Debra Smithart-Oglesby	227,389	*
Laysha Ward	43,570	*
F. Mark Wolfinger	1,067,251	1.1
Frances L. Allen	112,168	*
Robert Rodriguez	55,468	*
All current directors and executive officers as a group (12 persons)	2,403,671	2.5

*	Less than one (1) percent.
(1)	The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the right to acquire (within sixty (60) days of March 20, 2012) through the exercise of stock options: (i) Ms. Lauderback (56,700 shares), (ii) Mr. Marks (75,600 shares), (iii) Ms. Smithart-Oglesby (75,600 shares), (v) Mr. Wolfinger (778,200 shares), Mr. Miller (66,667 shares), Ms. Allen (54,168 shares) and Mr. Rodriguez (55,468 shares) and (vi) all current directors and executive officers as a group (1,162,403 shares).

(2)	The Common Stock listed as beneficially owned by the following individuals includes shares of Common Stock which such individuals have the vested right to acquire (within sixty (60) days of March 20, 2012) through the conversion of either restricted stock units or deferred stock units upon termination of service as a director of Denny’s Corporation: (i) Mr. Dedrick (15,066 shares), (ii) Mr. Haywood (12,637 shares), (iii) Ms. Lauderback (89,939 shares), (iv) Mr. Marks (95,007 shares), (v) Mr. Neeb (69,651 shares), (vi) Mr. Robinson (66,957 shares), (vii) Ms. Smithart-Oglesby (105,158 shares), (viii) Ms. Ward (43,570 shares), and (ix) all current directors and executive officers as a group (497,985 shares).

Equity Compensation Plan Information

The following table sets forth information as of December 28, 2011 with respect to compensation plans of the Company under which equity securities of Denny’s Corporation are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	5,221,300	(1)	$3.11	1,962,022	(2)
Equity compensation plans not approved by security holders	937,500	(3)	3.55	450,000	(4)

Total	6,158,800		$3.15	2,412,022

(1)	Includes shares issuable pursuant to the exercise or conversion of awards under the Denny’s Corporation 2008 Omnibus Incentive Plan (the “2008 Omnibus Plan”), the Denny’s Corporation Amended and Restated 2004 Omnibus Incentive Plan (the “2004 Omnibus Plan”), the Denny’s, Inc. Omnibus Incentive Compensation Plan for Executives, and the Advantica Stock Option Plan (collectively the “Denny’s Incentive Plans”).
(2)	Includes shares of Common Stock available for issuance as awards of stock options, restricted stock, restricted stock units, deferred stock units and performance awards, under the 2008 Omnibus Plan and the 2004 Omnibus Plan.
(3)	Includes shares issuable pursuant to the exercise or conversion of employment inducement awards of stock options and restricted stock units granted outside of the Denny’s Incentive Plans in accordance with NASDAQ Listing Rule 5635(c)(4).
(4)	Includes shares of Common Stock available for issuance as awards of stock options and restricted stock units outside of the Denny’s Incentive Plans in accordance with NASDAQ Listing Rule 5635(c)(4).

ELECTION OF DIRECTORS

Nominees for Election as Directors of Denny’s Corporation

As permitted under our Bylaws, the Board has set ten (10) as the number of directors effective currently and as of May 16, 2012 to constitute the Board of Directors of Denny’s Corporation. Accordingly, it is intended that proxies in the accompanying form will be voted at the Annual Meeting for the election of ten (10) nominees to the Board of Denny’s Corporation. These nominees are: Gregg R. Dedrick, George W. Haywood, Brenda J. Lauderback, Robert E. Marks, John C. Miller, Louis P. Neeb, Donald C. Robinson, Debra Smithart-Oglesby, Laysha Ward, and F. Mark Wolfinger, each of whom has consented to serve and be named in this Proxy Statement and will serve as a director, if elected, until the 2013 Annual Meeting of Stockholders and until his or her successor shall be elected and shall qualify, except as otherwise provided in Denny’s Corporation’s Restated Certificate of Incorporation and Bylaws, as amended. Each nominee currently serves as a director.

If for any reason any nominee named above is not a candidate when the election occurs, it is intended that proxies in the accompanying form will be voted for the election of the other nominees named above and may be voted for any substitute nominee or, in lieu thereof, the Board may reduce the number of directors in accordance with the Denny’s Corporation Restated Certificate of Incorporation and Bylaws.

Business Experience

The name, age, present principal occupation or employment, directorships and the material occupations, positions, offices or employments for at least the past five years, of each current director of Denny’s Corporation are set forth below. Unless otherwise indicated, each such person has held the occupation listed opposite his or her name for at least the past five years.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

Gregg R. Dedrick	53	Director of Denny’s Corporation; co-founder of Whole Strategies, an organizational consulting firm (2009-present); Executive Vice President of Yum Brands, Inc., an operator of fast food restaurants (2008-2009); President and Chief Concept Officer of KFC, a chicken restaurant chain (2003-2008).	2010

George W. Haywood	59	Director of Denny’s Corporation; Self-employed private investor (1998 to present); Director, Corporate and High Yield Bond Investments, Moore Capital, a hedge fund management firm (1994 to 1998).	2011

Brenda J. Lauderback	61	Director of Denny’s Corporation; Retired; President of Wholesale and Retail Group of Nine West Group, Inc., a footwear manufacturer and distributor (1995-1998); President of Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor (1993-1995); Vice President and General Merchandise Manager of Target Corporation (formerly Dayton Hudson) (1982-1993). Director of Big Lots, Inc., Wolverine World Wide, Inc., and Select Comfort Corporation.	2005

Robert E. Marks	60	Director of Denny’s Corporation; President of Marks Ventures, LLC, a private equity investment firm (1994-present); Chairman of the Board of Directors of Denny’s Corporation (2004-2006); Director of Emeritus Corporation and a member of the Board of Trustees of the Fisher House Foundation and The International Rescue Committee. From 1982-1994, Managing Director and co-head of leverage buyout investing at Carl Marks & Co. Inc. Member of the board of directors of 15 private companies most of which were during this period.	1998

John C. Miller	56	Director of Denny’s Corporation; Chief Executive Officer and President of Denny’s Corporation (February, 2011-present); Chief Executive Officer and President of Taco Bueno Restaurants, Inc., an operator and franchisor of quick-service Mexican eateries (2005-February 2011); President of Romano’s Macaroni Grill (1997-2004).	2011

Louis P. Neeb	72	Director of Denny’s Corporation; Chairman of the Board of Directors of Mexican Restaurants, Inc., a restaurant company (1995-2010); Director and Chairman Emeritus of Mexican Restaurants, Inc. and Director of CEC Entertainment, Inc.	2008

Donald C. Robinson	59	Director of Denny’s Corporation; President of Baha Mar Resorts, Ltd., a resort development in Nassau, Bahamas (2006-present); Group Managing Director, Hong Kong Disneyland (2001-2006); Senior Vice President, Walt Disney World Operations (1998-2001).	2008

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

Debra Smithart-Oglesby	57	Director of Denny’s Corporation; Chair of the Board of Directors of Denny’s Corporation (2006-present); Interim Chief Executive Officer of Denny’s Corporation (June 2010-January 2011); President of O/S Partners, private investment and consulting services firm (2000-present); Chief Financial Officer of Dekor, Inc., a home improvement and decorating retail company (2000); President of Corporate Services and Chief Financial Officer of First America Automotive, Inc. (1997-1999). A member of the Editorial Advisory Board of CFO Magazine.	2003

Laysha Ward	44	Director of Denny’s Corporation; President, Community Relations, Target Corporation (2008 to present); Vice President, Community Relations, Target Corporation (2003-2007).	2010

F. Mark Wolfinger	56	Director of Denny’s Corporation; Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Denny’s Corporation (2008-Present); Executive Vice President, Growth Initiatives Denny’s Corporation (2006-2008); Chief Financial Officer of Denny’s Corporation (2005-2008); Executive Vice President and Financial Officer of Danka Business Systems, a document imagery company (1998-2005).	2011

Director Qualifications and Skills

We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. Many of our directors served in key management positions in a wide-range of businesses, including retail and restaurant businesses through which they have developed, as a group, expertise and experience in core business skills such as strategy and business development, innovation, operations, brand management, finance, compensation and leadership development, and compliance and risk management. We also believe each of our nominees has other attributes necessary to create an effective board: the willingness to engage management and each other in a constructive and collaborative fashion; high personal and professional ethics, integrity and values; good judgment; analytical minds; the willingness to offer a diverse perspective; the ability to devote significant time to serve on our board and its committees; and a commitment to representing the long-term interests of all our stockholders. As a collective, our Board has a broad set of competencies and experiences making it well suited to further the interests of Denny’s Corporation, its stockholders and other stakeholders.

Set out below are the specific experience, qualifications, attributes and skills of each of our directors which led the Board to the conclusion that each individual should be nominated as a director of the Company.

Gregg R. Dedrick – Mr. Dedrick co-founded Whole Strategies, an organizational consulting firm, in 2009. Prior to that, he was President and Chief Concept Officer at KFC for five years where he led the development of the company’s grilled chicken product. He previously has served as Executive Vice President, People and Shared Services at Yum Brands, Chief People Officer at Yum Brands, and Senior Vice President Human Resources for Pizza Hut and KFC. On July 15, 2010, the Board of Directors of Denny’s Corporation appointed Mr. Dedrick to serve as a director of the Company.

George W. Haywood – Mr. Haywood is a self-employed private investor with over 20 years of experience as a financial entrepreneur. He has personally held over 5% ownership interests in 15 public companies advising many of them on governance and strategy as the largest individual investor. Prior to being self-employed, Mr. Haywood was the Director of Corporate and High Yield Bond Investments for Moore Capital Management, the world’s third-largest hedge fund. During this time, Mr. Haywood was responsible for managing a portfolio that consisted of high-yield bonds and investment-grade corporate bonds in excess of $1 billion, issued by a wide range of companies, domestic and foreign, across many different industries. Additionally, Mr. Haywood held three different positions (from 1982 to 1994) at Lehman Brothers, an investment banking firm, starting out as a Corporate Bond Trader, then as a Managing Director, head of corporate bond trading, and then as Managing Director and proprietary trader.

Mr. Haywood received his bachelor’s degree in Biology from Harvard University in 1974. He is currently a director of PingTone Communications, a private telecommunications company, and has formerly served as a director of XM Satellite Radio Inc. and Advanced Bionutrition Corp., a private biotechnology company.

Brenda J. Lauderback – Ms. Lauderback’s experience includes footwear, apparel, and retail industry experience, corporate leadership experience, branded marketing experience, international operations experience, public company board experience and public company finance and accounting experience through audit committee service. Ms. Lauderback has more than 25 years of experience in the retail industry and more than 35 collective years of experience on public company boards. From 1995 until her retirement in 1998, Ms. Lauderback was president of the Wholesale and Retail Group of Nine West Group, Inc., a footwear wholesaler and distributor. She previously was the President of the Wholesale Division of U.S. Shoe Corporation, a footwear manufacturer and distributor, a position that included responsibility for offices in China, Italy and Spain, and was a Vice President/General Merchandise Manager of Dayton Hudson Corporation, a retailer. Ms. Lauderback has collective experience of more than 20 years on audit, compensation and governance committees of public company boards and is chair of three governance committees. Ms. Lauderback is a director of Big Lots, Inc., Wolverine Worldwide, Inc. and Select Comfort Corporation. Within the last five years, Ms. Lauderback also served as a director of Irwin Financial Corporation. Ms. Lauderback received her bachelor of science degree from Robert Morris University in 1972.

Robert E. Marks – Mr. Marks has over 28 years of private equity investment and monitoring experience in 15 different industries, the result of his employment as a Managing Director of Carl Marks & Co. Inc (1982 – 1994) and his ownership of Marks Ventures LLC (1994 to present). This experience includes responsibility for all facets of leverage buyout investments such as sourcing and analyzing transactions, raising capital, negotiating agreements, and sitting on the Boards of Directors of investee companies to monitor progress, decide on refinancing options, and ultimately to decide on the realization of the investment. In addition, he has reviewed literally hundreds of possible investments, including performing detailed due diligence on dozens of companies. This work has instilled a deep appreciation for what makes a successful company, and what the true risks of a business venture might be.

Mr. Marks has more than 15 years of public company Board of Directors experience, derived from his service at Denny’s Corporation and at Emeritus Corporation, a New York Stock Exchange, assisted living company based in Seattle with 2011 revenues of approximately $1.3 billion. During this time, he has served on the Audit and Finance, Compensation and Corporate Governance committees, as well as serving as the Chairman of the Board of Denny’s from 2004 to 2006. Also during this time, Mr. Marks headed up, from the Board of Directors’ perspective, the highly successful 2004 restructuring and refinancing at Denny’s Corporation, which was comprised of an equity infusion of $92 million; a public bond refinancing of $175 million; and a new senior secured credit facility of $420 million.

Prior to his private equity investing experience, Mr. Marks obtained Wall Street corporate finance experience from 1978 – 1982 as an associate at Dillon, Read & Co., Inc., an investment banking firm, where he began working after he received a master’s degree in business administration with a concentration in finance and general management from Harvard Business School. From 1974 to 1976, he worked for the Export-Import Bank of the United States, performing research and analysis on the economic fundamentals underpinning particular loan proposals. In 1974, Mr. Marks received bachelor’s and master’s degrees in economics from Stanford University with distinction and Departmental Honors and was selected to be a member of Phi Beta Kappa. In 2012, Mr. Marks was appointed to serve on the Stanford University Alumni Committee on Trustee Nominations, which is responsible for selecting members to the university’s board of trustees.

John C. Miller – Mr. Miller, as President and Chief Executive Officer for Denny’s Corporation, is responsible for leading the strategic direction of the Company. Mr. Miller joined the Company in February 2011 and is an accomplished restaurant industry veteran, bringing more than 30 years of restaurant operations and management experience to the Company. Prior to joining Denny’s, Mr. Miller served as Chief Executive Officer of Taco Bueno Restaurants, Inc. (2005-2011). He also spent 17 years with Brinker International where he held numerous management positions, including President of Romano’s Macaroni Grill and President of Brinker’s Mexican Concepts, responsible for overseeing On the Border and Cozymel’s. Earlier in his career, Mr. Miller held various operations and restaurant management positions at Unigate Restaurant/Casa Bonita in Dallas, Texas. Effective February 1, 2011, the Board appointed Mr. Miller to serve as a director of Denny’s Corporation.

Louis P. Neeb – Mr. Neeb has more than 35 years of restaurant industry and corporate leadership experience. He served as interim Chief Executive Officer of Mexican Restaurants, Inc. from 2006 to 2007 and served as Chairman of the Board of that company from 1995 to 2010, as Chief Executive Officer from 1996 to 2000, and as interim President from 1997 to 1998.

Since 1982 Mr. Neeb has also served as President of Neeb Enterprises, Inc., a restaurant consulting company. From 1991 to 1994, Mr. Neeb served as President of Spaghetti Warehouse, Inc. From 1989 to 1991, Mr. Neeb served as President of Geest Foods USA, a wholly owned subsidiary of Geest Foods, Plc. From 1982 to 1987, Mr. Neeb served as President and Chief Executive Officer of Taco Villa, Inc. and its predecessors, a publicly held corporation controlled by W.R. Grace & Co., where he oversaw the development of the Applebee’s restaurant chain, and the operation of the Del Taco restaurant chain. From 1980 to 1982, Mr. Neeb served as Chairman of the Board and Chief Executive Officer of Burger King Corporation. From 1973 to 1980, Mr. Neeb served in various positions, including President and Chief Operating Officer of Steak & Ale Restaurants. During that time, Mr. Neeb directed the development of the Bennigan’s restaurant concept and the company grew from 35 to over 250 restaurants. Mr. Neeb currently serves as a director of CEC Entertainment, Inc., the parent company of Chuck E. Cheese’s restaurants and entertainment centers. Mr. Neeb was also formerly a director of the privately held Silver Diner, Inc., On The Border, and Franchise Finance Corporation of America, a major lender to the restaurant and other industries until its sale to GE Capital in 2001.

Mr. Neeb holds a bachelor’s degree in business administration from the University of Notre Dame, a master’s degree in business administration from George Washington University, and a diploma from The Industrial College of the Armed Forces. He also serves on several charitable boards of directors.

Donald C. Robinson – Currently, as the President of Baha Mar Resorts, Mr. Robinson is responsible for the design, development, construction, and the opening of this Nassau, Bahamas based development. This $3.4 billion development includes a management contract with several major hotel and resort companies, and will feature 2,200 hotel rooms, a 50,000 square foot retail village, 200,000 square feet of meeting space, approximately 30 restaurants, 23 acres of pools and activities, three spas, and a golf course designed by Jack Nicklaus.

Mr. Robinson received his bachelor’s degree in microbiology from The University of Central Florida while he worked full-time in Food & Beverage Operations at The Walt Disney World Resort. During his 33 year career with Disney, he was involved with the opening phase of two theme parks, one water park, a retail/dining/entertainment venue, and 12 resort hotels on three continents. Mr. Robinson served as the General Manager of three Disney resorts, including Disneyland Paris’ Newport Bay Club in Marne-La-Valle, France, and assisted in the planning and development of two resort hotels in Tokyo, Japan, working with the Oriental Land Company owners.

As the Senior Vice President of Operations at Walt Disney World, Mr. Robinson was responsible for the operation of four theme parks, three water parks, 30,000 hotel rooms, over 200 restaurants (including QSR, Table Service, Fine Dining, Bars, Lounges and Convention Catering), five golf courses, and Disney’s Wide World of

Sports, with aggregate revenues of approximately $4.4 billion and food and beverage sales in excess of $800 million. In 2001, Mr. Robinson moved to Hong Kong, where he served as the Group Managing Director/ Executive Vice President of Hong Kong Disneyland, a joint venture with the government of the Hong Kong SAR. He was responsible for developing, opening, and operating that $4 billion project.

While in Hong Kong, Mr. Robinson served on the boards of directors of Hong Kong International Theme Parks Limited. He currently serves on the Board of Directors of Baha Mar Resorts and is an executive director of the Nassau Paradise Island Promotion Board.

Debra Smithart-Oglesby – Ms. Smithart-Oglesby currently serves as the President of O/S Partners, which provides investment capital and consulting services to early-stage start-up companies in the food service and specialty retail. She served as Interim Chief Executive Officer of Denny’s Corporation from June 2010 through January 2011. Prior to joining O/S Partners in 2000, Ms. Smithart-Oglesby served as the Chief Financial Officer for Dekor, Inc., an early-stage retail start-up company in the home improvement/decorating industry. From 1997 to 1999 Ms. Smithart-Oglesby served as the President of Corporate Services and Chief Financial Officer for FirstAmerica Automotive, where she directed all financial, administrative and strategic planning functions for the automotive dealership retailer and consolidator that generated $1.6 billion in revenue. Prior to joining FirstAmerica Automotive, from 1985 to 1997, Ms. Smithart-Oglesby worked at Brinker International, a multi-concept casual dining restaurant company which operates Chili’s Grill & Bar, On the Border Mexican Grill & Cantina, Maggiano’s Little Italy, and Romano’s Macaroni Grill, serving on the board of directors (from 1991 to 1997), as well as serving as Executive Vice President and Chief Financial Officer, where she provided strategic direction and managed the financial and administrative functions for the company with sales of $1.8 billion and more than 800 locations internationally. Ms. Smithart-Oglesby’s early career experience includes audit, controller and accountant positions with companies including Coopers and Lybrand, OKC Liquidating Trust, and New York Merchandise Co.

Ms. Smithart-Oglesby earned a master’s in business administration from Southern Methodist University and has a bachelor’s degree in accounting from the University of Texas at Arlington. She has served on the board of directors for CFO magazine where she currently holds a position on the advisory board. She was previously on the board of directors of Noodles and Company, a quick casual dining restaurant chain, the finance committee for the Susan G. Komen Foundation, the Presbyterian Hospital Resource Board, the Board of the Family Place, and the Advisory Board of the University of Texas at Dallas.

Laysha Ward – Ms. Ward is an experienced senior executive with a track record of innovative leadership with a competitive Fortune 50 company. She has demonstrated an ability to lead through rapid change, solve problems, and build innovative community programs while collaborating with internal and external partners to support organizational goals and objectives. As the current president of the Target Foundation, Ms. Ward’s experience and core skills are in communications, branding to enhance corporate strategy, marketing, demographic/segmentation customer relations, and strategic planning. She also leads Target’s volunteerism efforts, encouraging and providing opportunities for more than 350,000 team members, and oversees the company’s domestic and international grant making, community sponsorships, cause marketing initiatives and other civic activities. In 2008, President Bush nominated and the United States Senate confirmed Ms. Ward to serve on the board of directors of the Corporation for National and Community Service, the nation’s largest grant maker for volunteering and service. Later that year, Target promoted Ms. Ward to President of Community Relations and the Target Foundation. Ms. Ward joined Target in 2000 as a director of community relations and was promoted to vice president of Community Relations and Target Foundation in 2003. In 1993, Ms. Ward served as Manager of Community Relations for Marshall Field’s, Chicago, where her responsibilities included handling corporate contributions, developing and marketing community initiatives, employee volunteerism, and United Way campaign activities for Illinois, Wisconsin, and Ohio for Field’s stores directly. Ms. Ward began her career in 1991 as a member of the store sales and management team of Marshall Field’s, Chicago. She also worked with community relations, public relations, marketing, advertising, and special events staff throughout the company to enhance its position in the stores’ communities.

Ms. Ward received a Bachelor of Arts degree from Indiana University and a Master’s degree in Social Service Administration, Nonprofit Management and Public Policy from the University of Chicago.

F. Mark Wolfinger – Mr. Wolfinger, as Denny’s Corporation’s Executive Vice President, Chief Administrative Officer and Chief Financial Officer is responsible for the overall financial direction of the Company, including planning and analysis, as well as development and strategic alternative delivery initiatives, Information Technology and Legal. Mr. Wolfinger joined the Company in 2005, bringing a wealth of retail and restaurant experience as well as strategic and financial knowledge that help strengthen the brand and solidify the Company’s capital structure. Mr. Wolfinger previously served as Chief Financial Officer for Danka Business Systems and has held senior financial positions with Hollywood Entertainment, Metromedia Restaurant Group, the Grand Metropolitan PLC and operators of Bennigan’s, Ponderosa Steakhouse and Steak & Ale restaurants. On January 26, 2011, the Board of Directors of Denny’s Corporation appointed Mr. Wolfinger to serve as a director of the Company. Mr. Wolfinger received a bachelor’s degree in economics and english from Denison University and a master’s degree in business administration in Finance from The Amos Tuck School at Dartmouth College.

Corporate Governance

The Board of Directors has determined that, except as noted immediately below, each current member of the Board is independent under NASDAQ listing standards. Messrs. Miller and Wolfinger, as executive officers of the Company, are not deemed to be independent. Additionally, although Ms. Smithart-Oglesby currently qualifies as an independent director under applicable NASDAQ listing standards, as a result of her service as Interim Chief Executive Officer for the Company from June, 2010 to January, 2011, and specifically as a result of her certification of financial statements for the Company during this time, she will not be eligible for service on the Company’s Audit Committee until 2014.

There are three standing committees of the Board: the Audit and Finance Committee, the Compensation and Incentives Committee, and the Corporate Governance and Nominating Committee. Each committee consists solely of independent directors as defined by NASDAQ listing standards applicable to each committee. The Audit and Finance Committee currently consists of Ms. Lauderback and Messrs. Dedrick, Haywood, Marks, and Neeb, with Mr. Marks serving as chair. The Compensation and Incentives Committee is currently comprised of Ms. Smithart-Oglesby and Messrs. Dedrick, Neeb, and Robinson, with Mr. Dedrick serving as chair. Mss. Lauderback, Smithart-Oglesby and Ward and Messrs. Marks and Robinson currently make up the Corporate Governance and Nominating Committee, with Ms. Lauderback serving as chair. In conjunction with the election of directors at the Annual Meeting, the Board will make committee assignments for the upcoming year. For a description of our code of ethics, see the “Code of Ethics” section elsewhere in this Proxy Statement.

Set forth below is information regarding each committee.

Audit and Finance Committee

Summary of Responsibilities. The Audit and Finance Committee (the “Audit Committee”), which held eleven (11) meetings in 2011, has been established by the Board to assist the Board in fulfilling its responsibilities toward stockholders, potential stockholders and the investment community to oversee the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. The Audit Committee’s primary responsibilities include overseeing (i) the adequacy of the Company’s internal controls and the integrity of the Company’s accounting and financial information reported to the public, (ii) the qualification, independence and performance of the Company’s independent registered public accounting firm and its internal auditors, (iii) the appropriateness of the Company’s accounting policies, (iv) the Company’s compliance with legal and regulatory requirements, (v) the Company’s risk assessment and management practices, and (vi) the Company’s finance activities, while providing and maintaining an avenue of communication among the Audit Committee, the independent auditors, internal auditors, management and the Board. For a complete description of the Audit Committee’s powers, duties and responsibilities, see the charter of the Audit Committee available to stockholders on the Company’s website at www.dennys.com.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee meets the definition of independence for audit committee members set forth under NASDAQ listing standards.

Audit Committee Financial Experts. The Board has determined that at least three Board members currently serving on the Audit Committee, Louis P. Neeb, Robert E. Marks and George W. Haywood, are Audit Committee Financial Experts, as that term is defined by the Securities Exchange Commission, based upon their respective business experience and educational backgrounds. Mr. Neeb has more than 35 years of corporate leadership experience as an executive officer and board chair for various public and private enterprises evaluating and analyzing financial statements (of the same or greater complexity as the Company’s). Mr. Marks has experience analyzing and evaluating financial statements (of the same or greater complexity as the Company’s) during his more than 20 years of work in private equity investments, serving more than 15 different industries. Mr. Haywood has over 30 years experience analyzing and evaluating public company financial statements (of the same or greater complexity as the Company’s) in connection with his private investment and portfolio management experience.

Audit Committee Report. A formal written charter was originally adopted by the Audit Committee on March 14, 2000, and subsequently approved and adopted by the Board on May 24, 2000. Thereafter it has been amended and restated on November 12, 2003, August 25, 2006, October 29, 2007, January 27, 2010 and November 8, 2011. The Audit Committee fulfilled its responsibilities under and remained in compliance with the charter during the fiscal year ended December 28, 2011.

•	The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and with KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm.

•

The Audit Committee has discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

•

The Audit Committee has received the written disclosure and the letter from KPMG, required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company.

•

Based on and pursuant to the review and discussions described above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2011 for filing with the SEC.

Audit and Finance Committee

Robert E. Marks, Chair

Gregg R. Dedrick

George W. Haywood

Brenda J. Lauderback

Louis P. Neeb

Compensation and Incentives Committee

Summary of Responsibilities. The Compensation and Incentives Committee (the “Compensation Committee”), which held six (6) meetings in 2011, is responsible for (i) overseeing the Company’s overall compensation program and philosophy, (ii) reviewing and approving the compensation of the Chief Executive Officer and senior management of the Company, (iii) administering the Company’s short- and long-term incentive plans and other stock or stock-based plans, (iv) overseeing the Company’s executive compensation disclosure and issuing the Compensation Committee’s report as required by the applicable rules and regulations governing the Company’s annual proxy statement, (v) reviewing and making recommendations to the Board regarding director compensation, and (vi) overseeing the Company’s various benefit plans. For a complete description of the Compensation Committee’s power, duties and responsibilities, see the charter of the Compensation Committee which may be found on the Company’s website at www.dennys.com.

Process for Determination of Executive and Director Compensation. Executive compensation is determined by the Compensation Committee pursuant to the authority granted to it by the Board. Director compensation is determined by the Board upon recommendation by the Compensation Committee. The Compensation Committee has engaged consultant Towers Watson and considered data and analysis prepared by this consultant regarding competitive pay practices among the Company’s peer group and restaurant industry to determine the appropriate level of director and executive officer compensation. Additionally, the Compensation Committee considered the recommendation of the Chief Executive Officer of Denny’s Corporation (the “CEO”) with respect to compensation levels of executive officers other than the CEO.

Also when making compensation decisions, the Compensation Committee annually analyzes tally sheets prepared for each of the named executive officers. These tally sheets were prepared by our human resources department and Towers Watson. Each of these tally sheets presents the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary and bonus), accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. These tally sheets reflect the annual compensation for the named executive officers (both target and actual), as well as the potential payments under selected performance, termination, and change-in-control scenarios.

The overall purpose of these tally sheets is to bring together, in one place, all of the elements of actual and potential future compensation of our named executive officers, as well as information about wealth accumulation, so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. For additional information regarding the basis for determining executive and director compensation, see the “Executive Compensation – Compensation Discussion and Analysis” section elsewhere in this Proxy Statement.

Compensation Risk Assessment. For 2011, a group of senior management from various departments of the Company, under the direction of the Compensation Committee, completed a process by which an assessment was made of the level and materiality of identified risks associated with the Company’s compensation practices and policies for its employees, which was discussed with the Compensation Committee. Specifically, this group assessed the Company’s incentive plans against a set of indicators that included pay mix, performance metrics, target setting/pay determination and governance/administration. Based on this assessment, the Compensation Committee determined that the risks arising from the Company’s compensation practices and policies are not reasonably likely to have a material adverse impact on the Company.

Compensation Committee Interlocks and Insider Participation. The following persons served as members of the Compensation Committee during the fiscal year ended December 28, 2011: Gregg R. Dedrick, Brenda J. Lauderback (January to May), Donald R. Shepherd (January to July), Donald C. Robinson (May to December), Louis P. Neeb and Debra Smithart-Oglesby (May to December). Other than Ms. Smithart-Oglesby, who served as our Interim Chief Executive Officer from June 8, 2010 until January 31, 2011, none of the members of the

Compensation Committee were officers or employees of the Company during 2011 or any time prior thereto. During 2011, none of the members of the Compensation Committee had any relationship, directly or indirectly, with the Company requiring disclosure under Item 404 of Regulation S-K, and none of our executive officers served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officers served on our Board or Compensation Committee.

Compensation Committee Report. The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement and based on this review and discussion, the Compensation Committee has recommended to the Board that the “Executive Compensation – Compensation Discussion and Analysis” section be included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2011 and in this Proxy Statement.

Compensation and Incentives Committee

Gregg R. Dedrick, Chair

Louis P. Neeb

Donald C. Robinson

Debra Smithart-Oglesby

Corporate Governance and Nominating Committee

Summary of Responsibilities. The responsibilities of the Corporate Governance and Nominating Committee (the “Governance Committee”) which held six (6) meetings in 2011, include (i) developing and recommending to the Board a set of corporate governance standards in the form of the Company’s Corporate Governance Policy for the Company, (ii) maintaining and monitoring compliance with the Corporate Governance Policy, (iii) monitoring the process of assessing the effectiveness of the Board and its committees, and (iv) identifying individuals qualified to become Board members and recommending director nominees to the Board for election at the annual meeting of stockholders or when necessary to fill existing vacancies on the Board. Additionally, the Governance Committee is responsible for monitoring and safeguarding the independence of the Board, monitoring and overseeing senior management succession, overseeing director education and reviewing all related party transactions, while monitoring compliance with the Company’s Related Party Transaction Policy and Procedures. All members of this committee are independent within the meaning of NASDAQ listing standards. The Governance Committee has a written charter. For a further description of the Governance Committee’s powers, duties and responsibilities please refer to the Governance Committee’s charter which may be found on the Company’s website at www.dennys.com.

Corporate Governance Policy and Practice. The Board and management clearly recognize the importance of a firm commitment to key corporate governance standards. Consequently, it is the goal of the Board and management to develop and adhere to a set of standards, that not only complies to the letter with all applicable regulatory guidance, but implements “best practices” of corporate governance.

The Company’s Corporate Governance Policy is posted on the Company’s website at www.dennys.com.

Director Nominations Policy and Process. The Governance Committee will consider director-nominees recommended by stockholders. A stockholder who wishes to recommend a person or persons to the Board for consideration as a nominee for election to the Board must send a written notice to the Governance Committee by mail addressed to the attention of the Secretary of Denny’s Corporation at the corporate address set forth above. The written notice must set forth (i) the name of each person whom the stockholder recommends be considered as a nominee, (ii) a business address and telephone number for each nominee (e-mail address is optional), and (iii) biographical information regarding each nominee, including the person’s employment and other relevant experience. To be considered by the Governance Committee, a stockholder director-nominee recommendation must be received no later than the 120th calendar day before the first anniversary date of Denny’s Corporation’s proxy statement prepared in connection with the previous year’s annual meeting. The Governance Committee did not receive any stockholder director-nominee recommendations by December 10, 2011 (120th day before the first anniversary of the date of release of the 2011 Proxy Statement).

In addition, in accordance with the Company’s Bylaws, stockholders may directly nominate persons for election to the Board of Directors at an annual meeting. Such nominations must be sent by written notice to the Secretary of Denny’s Corporation at the corporate address set forth above and must comply with the applicable timeliness and information requirements of the Company’s Bylaws. Please see the “Other Matters – 2013 Stockholder Proposals” section elsewhere in the Proxy Statement for more information. The Company’s Bylaws were amended on November 12, 2008, to, among other things, clarify and present in greater detail the requirements for stockholders to nominate directors or present other items of business at an annual meeting.

The Governance Committee believes that a nominee recommended for a position on the Board must meet the following minimum qualifications:

—	he or she must be at least 21 years of age;

—	he or she must have experience in a position with a high degree of responsibility in a business or other organization;

—	he or she must be able to read and understand basic financial statements;

—	he or she must possess integrity and have high moral character;

—	he or she must be willing to apply sound, independent business judgment;

—	he or she must have sufficient time to devote to being a member of the Board; and

—	he or she must be fluent in the English language.

Annually, the Governance Committee will identify the areas of expertise or skill needed on the Board for the upcoming Board term. The Governance Committee will identify potential nominees for director from (i) the slate of current directors, (ii) referrals from professional search firms, typically in those instances when the committee identifies a needed skill or expertise not possessed by the current slate of directors, and (iii) recommendations from stockholders.

The Governance Committee will evaluate a potential nominee by considering whether the potential nominee meets the minimum qualifications identified by the committee, as well as considering the following factors:

—	whether the potential nominee has leadership, strategic, or policy setting experience in a complex organization, including any scientific, governmental, educational, or other non-profit organization;

—

whether the potential nominee has experience and expertise that is relevant to the Company’s business including any specialized business experience, technical expertise, or other specialized skills, and whether the potential nominee has knowledge regarding issues affecting the Company;

—	whether the potential nominee is highly accomplished in his or her respective field;

—	whether the potential nominee has high ethical character and a reputation for honesty, integrity, and sound business judgment;

—

whether the potential nominee is independent, as defined by NASDAQ or other applicable listing standards, whether he or she is free of any conflict of interest or the appearance of any conflict of interest, and whether he or she is willing and able to represent the interests of all Denny’s Corporation stockholders;

—	any factor affecting the ability or willingness of the potential nominee to devote sufficient time to the Board’s activities and to enhance his or her understanding of the Company’s business; and

—	how the potential nominee would contribute to diversity, with a view toward the needs of the Board.

The manner in which the Governance Committee evaluates a potential nominee will not differ based on whether the potential nominee is recommended by a stockholder.

Additionally, with respect to an incumbent director whom the Governance Committee is considering as a potential nominee for re-election, the committee will review and consider the incumbent director’s service during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company.

The Company paid fees in 2011 to a professional search firm to help identify and evaluate potential nominees for director.

Board Diversity. The Governance Committee and Board are committed to a diversified membership, with a particular emphasis on individuals who satisfy the factors outlined above and individuals with a wide variety of management, operating, and restaurant experience and skills, in addition to other attributes such as race, gender and national origin. The Governance Committee continually looks for opportunities to develop its diversity initiatives further.

Board Leadership Structure and Risk Oversight

Over the past eleven years, the Company has separated the positions of CEO and Board Chair and has appointed an independent Board Chair. During a seven-month period (June 2010 – January 2011), Ms. Smithart-Oglesby, in addition to her role as Board Chair, also held the position of Interim CEO while the Company conducted the hiring process for a permanent CEO. At the conclusion of that seven-month period, and with the hiring of Mr. Miller as the Company’s CEO, the two positions were again separated. Ms. Smithart-Oglesby now serves solely as Board Chair. The Company believes having a separate CEO and Board Chair is an important part of its overall commitment to the highest standards of corporate governance and believes that it allows the Board to effectively develop and oversee its business strategy and monitor risk. The separate positions also allow the Board to freely perform its management oversight function. Additionally, each member of the Board, with the exception of Messrs. Miller and Wolfinger, is independent under the applicable standards. It is the Board’s policy to appoint a Lead Director during any time when the Board Chair position is not held by an independent director. Consequently, during the seven-month period referenced above, Mr. Neeb, as an independent director, was appointed by the Board to serve as the Lead Director. As Lead Director, Mr. Neeb’s responsibilities included (i) regularly meeting (by phone or in person) with the Interim CEO to discuss the financial and operational status of the Company, (ii) staying abreast of Company issues in greater depth than required of other Board members in order to assist, if necessary, during the period of transition of Company leadership, and (iii) leading periodic executive sessions of the independent Board members.

The Board has the ultimate responsibility for risk management. However, the Board has delegated the responsibility of risk assessment and risk management to the Audit Committee. Periodically, with the assistance of management, the Audit Committee undertakes an extensive Company-wide risk assessment. This extensive risk assessment identifies the main strategic, operational and financial risks the Company is facing based on its strategic objectives. The assessment also identifies the steps that management is or should be taking to address and mitigate exposure to such risks, and the Audit Committee will periodically receive reports from management regarding the steps that management is taking to address and mitigate such risks.

Board Meeting Information

During 2011, there were seven (7) meetings of the Board. Each director serving on the Board in 2011 attended at least 75% of the meetings of the Board (and, as applicable, committees thereof) during the year.

Communications Between Security Holders and Board of Directors

The process for security holders of Denny’s Corporation to send communications to the Board is as follows. Security holders may send written communications to the Board or any one or more of the individual members of the Board by directing such communication to the Secretary of Denny’s Corporation by mail in the care of the Secretary, at our principal executive offices, or by e-mail to smelton@dennys.com. All written communications will be compiled by the Secretary and promptly submitted to the individual directors being addressed or to the Chair of the committee whose areas of responsibility includes the specific topic addressed by such communication, or in all other cases, to the Board Chair.

Board Member Attendance at Annual Meetings of Stockholders

It is the policy of Denny’s Corporation that all of the members of the Board and all nominees for election to the Board at the annual meeting of stockholders attend such meeting except in cases of extraordinary circumstances. All current directors attended last year’s annual meeting of stockholders, with the exception of George W. Haywood, who was appointed on September 13, 2011.

Director Compensation

For a description of the compensation of directors, please see “Executive Compensation – Director Compensation Table” elsewhere in this Proxy Statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE TEN NOMINEES TO THE BOARD OF DIRECTORS OF DENNY’S CORPORATION.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As a result of the adoption of the Sarbanes-Oxley Act of 2002, and related regulations adopted by the SEC, and by each national securities exchange, audit committees of public companies are formally charged with the responsibility for the appointment, compensation, retention and oversight of the independent registered public accounting firm that serves as the Company’s independent auditor. The Audit Committee takes this responsibility very seriously and for the year 2012, the Audit Committee has selected KPMG as the independent registered public accounting firm of the Company. This selection is submitted for ratification of and approval by the stockholders at the Annual Meeting. Representatives of KPMG are expected to attend the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions. If the stockholders do not ratify this selection, other independent registered public accounting firms will be considered by the Audit Committee.

2011 and 2010 Audit Information

KPMG served as the Company’s independent registered public accounting firm to audit the Company’s financial statements for the fiscal years December 29, 2010 and December 28, 2011. The fees billed in the fiscal years ended December 29, 2010 and December 28, 2011 for KPMG’s services to the Company were:

	Year ended December 29, 2010	Year ended December 28, 2011
Audit Fees	$590,000	$590,000
Audit-Related Fees	45,000	45,000
Tax Fees	5,000	—
All Other Fees	—	—

Total Fees	$640,000	$635,000

In the above table, in accordance with applicable SEC rules:

•

“audit fees” are fees billed by the independent registered public accounting firm for professional services for the audit of the annual Consolidated Financial Statements included in the Company’s Form 10-K and review of the Condensed Consolidated Financial Statements included in the Company’s Form 10-Qs, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including comfort letters, consents, registration statements, statutory audits and reports on internal controls required by the Sarbanes Oxley Act of 2002;

•

“audit-related fees” are fees billed by the independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements, and generally include fees for audits of the Company’s employee benefit plans and audit or attest services not required by statute or regulation;

•	“tax fees” are fees billed by the independent registered public accounting firm for professional services for tax compliance, tax advice, and tax planning; and

•	“all other fees” are fees billed by the independent registered public accounting firm to the Company for any services not included in the first three categories above.

The Audit Committee has considered and determined that the services for which audit-related and tax fees were billed were compatible with KPMG maintaining its independence.

Audit Committee’s Pre-approval Policies and Procedures

It is the policy of the Audit Committee to pre-approve all audit and permitted non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The process for such pre-approval is typically as follows. Audit Committee pre-approval is sought at one of the committee’s regularly scheduled meetings following the presentation of information at such meeting detailing the particular services proposed to be performed. Additionally, the Chair of the Audit Committee has been delegated the authority by the committee to pre-approve, where necessary, such services requiring pre-approval in between regularly scheduled committee meetings. The Chair will report any such decisions at the committee’s next scheduled meeting. In 2011, the services described above were pre-approved by the Audit Committee pursuant to policy of the Audit Committee, and none of such services were approved pursuant to the exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION AND APPROVAL OF THE SELECTION OF KPMG AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR 2012.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company now provides stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. This proposal, commonly referred to as a “say on pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation program.

As described in further detail in “Executive Compensation – Compensation Discussion and Analysis,” our compensation program is designed to attract, motivate and retain top quality leadership talent while ensuring that their interests are aligned with the interests of our stockholders and that their efforts are focused on the Company’s key strategic objectives.

It is our firm belief that our executive compensation program, with its balance of annual cash incentives designed to reward the achievement of key performance goals set for the year and longer-term equity vehicles designed to reward executives for stock price performance over a longer term, compensates our executives for performance directly linked to stockholder value creation.

In addition, the Board of Directors has enacted a number of policies – including share ownership requirements, incentive clawbacks, the elimination of employment contracts and the elimination of tax gross-ups (except for certain limited gross-ups available to most salaried employees under the Company’s broad-based relocation policy) – which ensure that the Company’s practices are aligned with market-based best practices.

Stockholders are encouraged to read the “Compensation Discussion and Analysis” section of the Proxy Statement and the accompanying compensation tables and related narrative disclosure included in the “Executive Compensation” section of this Proxy Statement for more information regarding our compensation program.

We are asking stockholders to approve the compensation of our named executive officers as disclosed herein by adopting the following advisory resolution at the 2012 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Although this vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION.

APPROVAL OF THE DENNY’S CORPORATION

2012 OMNIBUS INCENTIVE PLAN

On March 28, 2012, the Board of Directors adopted, subject to stockholder approval at the Annual Meeting, the Denny’s Corporation 2012 Omnibus Incentive Plan (the “2012 Plan”). The 2012 Plan will become effective as of the date it is approved by the stockholders.

The 2012 Plan is intended to serve as the successor to the Denny’s Corporation Amended and Restated 2004 Omnibus Incentive Plan and the Denny’s Corporation 2008 Omnibus Incentive Plan (the “Prior Plans”). As of March 20, 2012, there were approximately 5,506,742 shares of our Common Stock subject to outstanding awards under the Prior Plans. As of such date, there were approximately 1,538,743 shares of our Common Stock reserved and available for future awards under the Prior Plans. As noted below, the aggregate number of shares of Common Stock that may be issued under the 2012 Plan is 4,500,000, which represents a net increase of 2,961,257 shares over the number of shares remaining available for future awards under the Prior Plans. If our stockholders approve the 2012 Plan, all future equity awards will be made from the 2012 Plan, and we will not grant any additional awards under the Prior Plans.

A summary of the 2012 Plan is set forth below. This summary is qualified in its entirety by the full text of the 2012 Plan, which is attached to this Proxy Statement as Appendix A.

Promotion of Sound Corporate Governance Practices

We have designed the 2012 Plan to include a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers, non-employee directors and consultants with the interests of stockholders and the company. These features include, but are not limited to, the following:

•

No Discounted Stock Options or Stock Appreciation Rights (SARs). Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

•

Prohibition on Repricing. The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of stockholders, including by a cash repurchase of “underwater” awards.

•

Minimum Vesting Requirements. Subject to certain limited exceptions, full-value awards granted under the 2012 Plan will either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service.

•

No Liberal Share Recycling. Shares retained by or delivered to the company to pay the exercise price of a stock option or SAR or to satisfy tax withholding taxes in connection with the exercise or settlement of an award count against the number of shares remaining available under the 2012 Plan.

•	No Dividends on Unearned Awards. The 2012 Plan prohibits the current payment of dividends or dividend equivalent rights on unearned awards.

•	Awards Subject to Clawback Policy. Awards under the 2012 Plan will be subject to any compensation recoupment policy that the company may adopt from time to time.

•

Change of Control Treatment. If awards granted under the 2012 Plan are assumed by the successor entity in connection with a change of control of the Company, such awards will not automatically vest and pay out upon the change of control.

•	No Tax Gross-Ups. The 2012 Plan does not provide for any tax gross-ups.

Key Data Relating to Outstanding Equity Awards, Shares Available and Run Rate

The following table includes information regarding outstanding equity awards and shares available for future awards under the Prior Plans as of March 20, 2012 (and without giving effect to approval of the 2012 Plan under this Proposal):

Prior Plans
Total shares underlying outstanding stock options and SARs	3,527,734
Weighted average exercise price of outstanding stock options and SARs	$3.15
Weighted average remaining contractual life of outstanding stock options and SARs	6.41 years
Total shares underlying outstanding full value awards(1)	1,979,008
Total shares currently available for grant(2)	1,538,743

(1)	Includes the maximum number of shares issuable upon conversion of performance awards assuming maximum achievement of all performance goals.
(2)	If our stockholders approve the 2012 Plan, all future equity awards will be made from the 2012 Plan, and we will not grant any additional awards under the Prior Plans. Furthermore, during the period from March 20, 2012, to the date of the Annual Meeting we will not grant any awards under the Prior Plans.

The following table sets forth information regarding awards granted and earned, the run rate for each of the last three fiscal years and the average run rate over the last three years. For more information regarding our share-based compensation, see Note 15 to the Consolidated Financial Statements in our Form 10-K filed on March 12, 2012.

	2009	2010	2011	3-year average
Stock options granted	1,394,100	825,000	940,000	1,053,033
Service-based RSUs granted(1)	140,564	182,047	164,482	162,364
Actual performance-based RSUs earned	892,548	709,043	502,487	701,359
Basic common shares outstanding at fiscal year-end	97,317,766	98,902,080	97,646,196	97,955,347
Run rate(2)	2.5%	1.7%	1.6%	2.0%

(1)	Includes grants of deferred stock units awarded annually to our non-employee directors, plus two special grants of RSUs to two directors in 2010.
(2)	Run rate was calculated as (a) all option awards, non-performance restricted stock units and deferred stock units + (b) actual performance-based stock units vested in a fiscal year, divided by the number of basic common shares outstanding at the end of that fiscal year.

Summary of the 2012 Plan

Purpose and Eligibility. The purpose of the 2012 Plan is to promote the Company’s success by linking the personal interests of its employees, officers, non-employee directors and consultants to those of the Company’s stockholders, and by providing participants with an incentive for outstanding performance. As of December 28, 2011, approximately 10,000 employees and eight non-employee directors would be eligible to participate in the 2012 Plan.

Administration. The 2012 Plan will be administered by the Compensation Committee of the Board of Directors. The Committee will have the authority to: designate participants; grant awards; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2012 Plan; and make all other decisions and determinations that may be required under the 2012 Plan.

Awards to Non-Employee Directors. Notwithstanding the above, awards granted under the 2012 Plan to the Company’s non-employee directors will be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of non-employee directors as in effect from time to time. The Committee may not make discretionary grants under the 2012 Plan to non-employee directors outside of such established program for director compensation.

Permissible Awards. The 2012 Plan authorizes the granting of awards in any of the following forms:

•

market-priced options to purchase shares of our Common Stock, which may be designated under the Code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to consultants or non-employee directors);

•

stock appreciation rights, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of our Common Stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date);

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Committee;

•

stock units, which represent the right to receive shares of Common Stock (or an equivalent value in cash or other property, as specified in the award agreement) at a designated time in the future and subject to any vesting requirement as may be set by the Committee;

•

performance awards, which represent any award of the types listed above which have a performance-vesting component based on the achievement, or the level of achievement, of one or more performance goals during a specified performance period, as established by the Committee;

•

other stock-based awards that are denominated or payable in valued in whole or in part by reference to, or otherwise based on shares of Common Stock, including unrestricted stock grants, purchase rights, or other rights or securities that are convertible or exchangeable into shares of Common Stock;

•

dividend equivalents, which entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of stock underlying an award other than an option or stock appreciation right; and

•	cash-based awards, including performance-based annual bonus awards.

Shares Available for Awards. The aggregate number of shares of Common Stock that may be issued under the 2012 Plan is 4,500,000 shares, plus a number of shares (not to exceed 1,500,000) underlying awards outstanding under the Prior Plans that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and subject to proportionate adjustment in the event of stock splits and similar events. Shares subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and shares underlying awards that are ultimately settled in cash, will again become available for future grants of awards under the 2012 Plan. To the extent that the full number of shares subject to a full-value award is not issued for any reason, including by reason of failure to achieve maximum performance goals, the unissued shares originally subject to the award will be added back to the plan share reserve. Shares delivered by the participant or withheld from an award to satisfy tax withholding requirements, and shares delivered or withheld to pay the exercise price of an option, will not be used to replenish the plan share reserve. The Committee may grant awards under the 2012 Plan in substitution for awards held by employees of another entity who become employees of the Company as a result of a business combination, and such substitute awards will not count against the plan share reserve. No awards may be granted under the 2012 Plan after the tenth anniversary of the effective date of the plan.

Limitations on Awards. The maximum aggregate number of shares of Common Stock subject to time-vesting options or time-vesting SARs that may be granted under the 2012 Plan in any 12-month period to any one participant is 3,000,000 each. With respect to performance vesting awards, for any one 12-month period:

•	the maximum amount that may be paid to any one participant payable in cash or property or other than shares is $4,500,000; and

•	the maximum number of shares that may be paid to any one participant payable in stock is 3,000,000 shares.

For purposes of applying these limits in the case of multi-year performance periods, the amount of cash or property or number of shares deemed paid in any one 12-month period is the total amount payable or shares earned for the performance period divided by the number of 12-month periods in the performance period.

Minimum Vesting Requirements. Except in the case of substitute awards granted in a business combination as described above, full-value awards shall either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation. However, the Committee may at its discretion (i) accelerate vesting of such full-value awards in the event of the participant’s death, disability, or retirement, the occurrence of a change in control, or (ii) grant full-value awards without the minimum vesting requirements described above with respect to awards covering 10% or fewer of the total number of shares authorized under the 2012 Plan.

Qualified Performance-Based Awards. All options and stock appreciation rights granted under the 2012 Plan are designed to be exempt from the $1,000,000 deduction limit imposed by Code Section 162(m). The Committee may designate any other award granted under the 2012 Plan as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Code Section 162(m). If an award is so designated, the Committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the Company or an affiliate over a performance term to be designated by the Committee that may be as short as calendar quarter or other three-month period:

•	Net earnings;

•	Earnings per share;

•	Net sales growth;

•	Net income (before or after taxes);

•	Net operating profit;

•	Return measures (including, but not limited to, return on assets, capital, equity, or sales, and cash flow return on assets, capital, equity, or sales);

•	Cash flow (including, but not limited to, operating cash flow and free cash flow);

•	Earnings before or after taxes, interest, depreciation and/or amortization (EBITDA);

•	Adjusted Income (before or after taxes);

•	Adjusted EBITDA;

•	Internal rate of return or increase in net present value;

•	Dividend payments to parent;

•	Gross margins;

•	Gross margins minus expenses;

•	Operating margin;

•	Share price (including, but not limited to, growth measures and total shareholder return);

•	Expense targets;

•	Working capital targets relating to inventory and/or accounts receivable;

•	Planning accuracy (as measured by comparing planned results to actual results);

•	Comparisons to various stock market indices;

•	Comparisons to the performance of other companies;

•	Same-store sales;

•	Customer counts;

•	Customer satisfaction; and

•	EVA(R).

The Committee must establish such goals within the time period prescribed by Code Section 162(m), and the Committee may for any reason reduce (but not increase) any award, notwithstanding the achievement of a specified goal. The Committee may not waive the achievement of any specified goal, except in the case of death or disability of the participant or a change in control.

The Committee may provide, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in then-current accounting principles; (e) extraordinary nonrecurring items as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. Any payment of an award granted with performance goals will be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied.

Treatment of Awards upon a Participant’s Termination of Service. Unless otherwise provided in an award agreement or any special plan document governing an award, upon the termination of a participant’s service due to death or disability:

•

all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable and will remain exercisable for one year thereafter (or the earlier end of the term of the award); and

•	all time-based vesting restrictions on that participant’s outstanding awards will lapse as of the date of termination.

Treatment of Awards upon a Change of Control. Unless otherwise provided in an award agreement or any special plan document governing an award:

(A)	in the event of a change of control of the Company in which a successor entity fails to assume and maintain awards under the 2012 Plan:

•

all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable, and all time-based vesting restrictions on that participant’s outstanding awards will lapse; and

•

all performance-vesting awards will fully vest as of the effective date of the change of control, will be deemed earned based on the target performance being attained, and will be distributed or paid to the participant within 60 days following the change of control pro rata based on the portion of the performance period prior to the change of control.

(B)	in the event of a change of control of the Company in which a successor entity assumes or otherwise equitably converts awards under the 2012 Plan, if within two years after the effective date of the change of control, a participant’s employment is terminated without Cause or the participant resigns for Good Reason (as such terms are defined), then:

•

all of that participant’s outstanding options and stock appreciation rights will become fully vested and exercisable, and all time-based vesting restrictions on that participant’s outstanding awards will lapse; and

•

all performance-vesting awards will fully vest as of the date of termination, will be deemed earned based on the target performance being attained, and will be distributed or paid to the participant within 60 days following the date of termination, pro rata based on the portion of the performance period prior to the termination of employment.

In addition, subject to limitations applicable to certain qualified performance-based awards, the Committee may, in its discretion, accelerate awards upon the termination of service of a participant or the occurrence of a change in control. The Committee may discriminate among participants or among awards in exercising such discretion.

Anti-dilution Adjustments. In the event of a transaction between us and our stockholders that causes the per-share value of our Common Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the share authorization limits and annual award limits under the 2012 Plan will be adjusted proportionately, and the Committee shall make such adjustments to the 2012 Plan and awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. In the event of a stock split, a stock dividend, or a combination or consolidation of the outstanding shares of our Common Stock into a lesser number of shares, the authorization limits and annual award limits under the 2012 Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.

Amendment and Termination of the 2012 Plan. The Board or the Committee may amend, suspend or terminate the 2012 Plan at any time, except that no amendment may be made without the approval of the Company’s stockholders if stockholder approval is required by any federal or state law or regulation or by the rules of any stock exchange on which the Common Stock may then be listed, or if the amendment, alteration or other change materially increases the benefits accruing to participants, increases the number of shares available under the 2012 Plan or modifies the requirements for participation under the 2012 Plan, or if the Board or Committee in its discretion determines that obtaining such stockholder approval is for any reason advisable. No termination or amendment of the 2012 Plan may, without the written consent of the participant, reduce or diminish the value of an outstanding award. The Committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by our stockholders, the exercise price of an outstanding option or stock appreciation right may not be reduced, directly or indirectly, and the original term of an option or stock appreciation right may not be extended.

Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without the prior consent of the Company’s stockholders. In addition, the Company may not, without the prior approval of stockholders, repurchase an option or stock appreciation right for value from a participant if the current market value of the underlying stock is lower than the exercise price per share of the option or stock appreciation right.

Limitations on Transfer; Beneficiaries. No right or interest of a participant in any award may be pledged or encumbered to or in favor of any person other than the Company, or be subject to any lien, obligation or liability of the participant to any person other than the Company or an affiliate. Except to the extent otherwise determined by the Committee with respect to awards other than incentive stock options, no award may be assignable or transferable by a participant otherwise than by will or the laws of descent and distribution, and any option or other purchase right shall be exercisable during the participant’s lifetime only by such participant. A beneficiary, guardian, legal representative or other person claiming any rights under the 2012 Plan from or through a participant will be subject to all the terms and conditions of the 2012 Plan and any award agreement applicable to the participant.

Clawback Policy. Awards under the 2012 Plan will be subject to any compensation recoupment policy (sometimes referred to as a “clawback policy”) of the Company, as adopted from time to time.

Federal Income Tax Consequences

The U.S. federal income tax discussion set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2012 Plan. It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. State, local and ex-U.S. income tax consequences are not discussed, and may vary from jurisdiction to jurisdiction.

Nonqualified Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonqualified stock option under the 2012 Plan. When the optionee exercises a Nonqualified option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Stock Appreciation Rights. A participant receiving a stock appreciation right under the 2012 Plan will not recognize income, and the Company will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant and the Company will be allowed as a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Stock Units. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a stock unit award is granted. Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Performance Awards. A participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a performance award is granted (for example, when the performance goals are established). Upon receipt of cash, stock or other property in settlement of a performance award, the participant will recognize ordinary income equal to the cash, stock or other property received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Performance awards granted under the 2012 Plan are intended to qualify for the “performance based compensation” exception from Code Section 162(m).

Code Section 409A. The 2012 Plan permits the grant of various types of incentive awards, which may or may not be exempt from Code Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, stock options and stock appreciation rights that comply with the terms of the 2012 Plan are designed to be exempt from the application of Code Section 409A. Restricted stock units and performance awards granted under the 2012 Plan would be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.

Tax Withholding. The Company has the right to deduct or withhold, or require a participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2012 Plan.

New Plan Benefits

Grants and awards under the 2012 Plan, which may be made to Company executive officers, non-employee directors and other employees, are not presently determinable. If the stockholders approve the Plan, such grants and awards will be made at the discretion of the Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE DENNY’S CORPORATION 2012 OMNIBUS INCENTIVE PLAN.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This is an overview and analysis of the compensation objectives and policies for our executive officers and the material compensation decisions we made with respect to such officers for 2011. This information should be read in conjunction with the compensation tables, related narratives, and notes contained later in this Proxy Statement. This discussion focuses on the compensation awarded to, earned by, and paid to the following individuals, who were our named executive officers for 2011:

•	John C. Miller, our President and Chief Executive Officer

•	F. Mark Wolfinger, our Executive Vice President, Chief Administrative Officer and Chief Financial Officer

•	Frances L. Allen, our Executive Vice President, Global Brand Strategy and Chief Marketing Officer

•	Robert Rodriguez, our former Executive Vice President, and Chief Operating Officer

•	Debra Smithart-Oglesby, our Interim Chief Executive Officer (serving for the month of January 2011)

Executive Summary

Our Business. We are one of America’s largest family-style restaurant chains. As of December 28, 2011, the Denny’s brand consisted of 1,685 restaurants, 1,479 (88%) of which were franchised/licensed restaurants and 206 (12%) of which are Company-owned and operated.

2011 Performance Highlights. At the core of our compensation philosophy and strategy is the goal of compensating and rewarding our executives for performance that is aligned with creating value for our stockholders. Our 2011 Company performance highlights include:

¡

System-wide same-store sales grew 0.7% with a 0.7% increase at franchise units and a 0.8% increase at company-owned units, marking the first time both franchise and company same-store sales have been positive since 2007.

¡	Opened 62 system-wide restaurant units, including 23 Flying J Travel Center conversion sites, five international units, and five university units.

¡	Adjusted Income Before Taxes grew 36.6% to $37.3 million compared with the prior year.

¡

Free Cash Flow increased by $25.2 million to $47.6 million compared with the prior year. (Please refer to the historical reconciliation of net income to Free Cash Flow which is attached to this Proxy Statement as Appendix B.)

¡	Re-priced credit facility, reduced outstanding term loan debt by $42 million to $198 million, and repurchased 5.7 million shares.

2011 Compensation to Our Executive Officers Reflects Our Performance. Threshold performance targets were achieved under our 2011 Corporate Incentive Plan resulting in payouts to our named executive officers with respect to the following plan metrics: System-Wide Same-Store Sales, Non-Same-Store Sales, and Adjusted Income Before Taxes. Additionally, we believe our 2011 performance, highlighted above, influenced positively the Company’s total shareholder return (the sole metric utilized under our existing Long-Term Incentive “LTI” programs) resulting in payouts for the cycle ending in 2011 to Mr. Wolfinger, the sole named executive officer eligible for a LTI payout in 2011).

2012 Compensation Changes. Changes to our 2012 compensation structure, consistent with our capital allocation strategy over the longer-term, include an adjustment to the mix of awards under the 2012 LTI Program and the elimination of stock option awards. Thus, the 2012 LTI program consists of a mix of 50% performance shares and 50% performance cash awards. Additionally, the annual maximum payout under the 2012 LTI program has been increased from 150% to 200% of target award levels.

Our Pay Governance Reflects Best Practices. Denny’s has been diligent to listen to its stockholders and to monitor and adopt best practices in pay governance. Denny’s has adopted the following compensation and pay governance best practices as integral parts to the Company’s compensation philosophy:

¡	Stock ownership guidelines for the Company’s executive officers and directors,

¡	Compensation clawback policy applicable to the Company’s executive officers and other employees,

¡	The elimination of all employment agreements for executive officers and other key employees,

¡	Anti-hedging policy that prohibits executive officers and directors from engaging in certain transactions such as puts, calls or other derivatives relating to the Company’s securities,

¡	Equity awards to new executives include restricted stock units that vest based on stock price increases,

¡

Severance benefits following a change-in-control, including equity awards, have a “double-trigger” provision, which requires both a change in control and a qualifying termination within a specified period following the change in control,

¡	No special retirement benefits for executive officers other than participation in a 401(k) plan or nonqualified deferred compensation plan on the same basis as other employees,

¡	Elimination of all tax gross-ups, except for certain limited gross-ups available to most salaried employees pursuant to the Company’s broad-based relocation program.

Consideration of Last Year’s Advisory Stockholder Vote on Executive Compensation

At the annual meeting of stockholders on May 18, 2011, over 96% of the shares cast were voted to approve the compensation of the Company’s named executive officers, as discussed and disclosed in the 2011 Proxy Statement. The Board and the Compensation Committee appreciate and value the views of our stockholders. In considering the results of this advisory vote on executive compensation, the Committee concluded that the compensation paid to our executive officers and the Company’s overall pay practices have strong stockholder support.

In light of the strong stockholder support of the compensation paid to our executive officers evidenced by the results of this advisory vote, the Compensation Committee has decided to retain our general approach to executive compensation and does not intend to make significant changes to our executive compensation programs for 2012. Going forward, future advisory votes on executive compensation will serve as an additional tool to guide the Committee in evaluating the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders.

Also at the annual meeting of stockholders on May 18, 2011, our stockholders expressed a preference that advisory votes on executive compensation occur annually. Consistent with this preference, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executive officers, which is scheduled to occur at the 2017 annual meeting.

Compensation Objective and Design

The Compensation Committee has developed compensation programs for the Company’s executive officers with guidance and analysis from its consultant, Towers Watson. The overall design objectives of our compensation programs are to attract, motivate and retain top quality leadership talent while ensuring that their interests are aligned with the interests of our stockholders and that their efforts are focused on the Company’s key strategic objectives. When evaluating and designing compensation programs, the Committee reviews market survey data, proxy information from proxy statements filed by our restaurant peer group companies, and industry compensation practices.

The Company’s reward strategy is designed to be integrated across different timeframes, performance metrics and types of payout. The goal is to reward executives for the achievement of performance goals that are directly linked to stockholder value creation. Our annual cash incentives are designed to reward the achievement of key Company performance targets set for the fiscal year. Longer-term equity vehicles reward executives for stock price performance relative to the Company’s restaurant peer group over a three-year period and are settled in both stock (performance shares) and cash (performance cash awards). The Company also used stock options for 2011, which have a ten-year term and reward executives for long-term absolute stock price growth.

In 2011, we provided executive officers with a compensation package that included the following elements: (i) base salary, (ii) annual cash incentive opportunities (bonus), (iii) long-term equity incentives, and (iv) other benefits and limited perquisites. Each of these compensation elements is described and analyzed in further detail in the table below and the narrative that follows:

Compensation Element	Description	Objectives/Performance Linkage	Performance Time Horizon

Base Salary	Fixed portion of cash compensation	Provide compensation for day-to-day responsibilities that competitively reward day-to-day performance	Salary levels are based on sustained individual performance over long time periods

Annual Cash Incentives (Bonus)	Cash payments based on the Company’s achievement of performance targets	Provide incentive to achieve key annual performance goals critical to the Company’s overall success	Payouts are based on annual Company performance

Long-Term Incentive Compensation

Performance shares and target performance cash awards which vest based on the Company’s total shareholder return (TSR) vs. peer companies

Stock options whose value is dependent upon stock price growth from the date of grant

		Directly align executive interests with the long-term success of the Company (as measured by stock price) and provide incentive for key leadership talent to remain with the Company	Performance grants and options vest over a 3-year period; options have a 10-year term, providing an aligned long-term link to stock price performance

Benefits and Perquisites	Retirement, health and other benefits designed to provide financial safeguards to executives; perquisites such as telecom allowances that have a direct business use

Provide health care and financial security benefits to our executive officers similar to those provided to all our management employees; allow executives to focus on company business without incurring significant personal expense; provide market competitive package to recruit and retain executive talent

Most benefits are provided to all salaried employees on essentially the same terms, so there is no direct performance linkage

Discretionary Bonuses, Awards and Inducements	Typically paid in cash or restricted stock units (RSUs) to recognize individual performance or for inducement during hiring process	Reward extraordinary performance and attract top executive talent while retaining executives through long-term vesting and potential wealth accumulation	Immediate recognition of extraordinary efforts leading to tangible and significant company outcomes

Use of Market Data and Peer Groups

To assist in evaluating and determining competitive levels of compensation for the various elements of pay in 2011, the Compensation Committee reviewed and considered various sources of data which included:

•

Published compensation surveys from the Chain Restaurant Compensation Association (covering the chain restaurant industry) and Towers Watson U.S. CDB General Industry Executive Database, which provide aggregated information on base salary, total cash compensation (base salary and bonus), and total direct compensation (base salary, bonus and long-term incentives) for various executive positions.

•	Additional data on long-term incentive opportunities in the hospitality, restaurant and retail industries, for a general understanding of current compensation practices.

•

Data from proxy statements collected and analyzed from a peer group of 21 restaurant companies operating in the family dining, casual and quick service segments. This restaurant peer group consisted of the following companies:

Bob Evans Farms, Inc.	Domino’s Pizza, Inc.	P.F. Chang’s China Bistro, Inc.
Brinker International, Inc.	Einstein Noah Restaurant Group, Inc.	Red Robin Gourmet Burgers, Inc.
Buffalo Wild Wings, Inc.	Jack in the Box, Inc.	Ruby Tuesday, Inc.
California Pizza Kitchen, Inc.	McCormick & Schmick’s Seafood	Sonic Corporation
Chipotle Mexican Grill	Restaurants , Inc.	Texas Roadhouse, Inc.
Cracker Barrel Old Country	O’Charley’s, Inc.	The Cheesecake Factory, Inc.
Store, Inc.	Panera Bread Company	The Wendy’s Company
DineEquity, Inc.	Papa John’s International, Inc.

The peer group above includes public restaurant companies which are similar to the Company in terms of revenue, system-wide sales, geographic coverage, and mix of franchised and corporate-owned stores. The Committee believes that this peer group presents an accurate picture of industry practices. We use data from the peer group to assess market practices for executive pay, the use and mix of pay devices, and perquisites and benefits.

The Company strives to provide total pay opportunities that are within a competitive range relative to the median of our restaurant peer group and aligned with survey based data. Company incentive plans are designed to have significant differentiation in payouts based on performance. As a result, actual compensation payouts are intended to be market-appropriate given our performance for the applicable year or period. The Compensation Committee annually analyzes tally sheets for each executive officer (as further described in the “Compensation Committee” section elsewhere in this Proxy Statement). This review helps ensure that executive compensation decisions are aligned with stockholder interests, that termination provisions are appropriate and aligned with market practices, and that the value of executive share holdings and unvested incentives track changes in stockholder value.

Base Salary

How Amounts are Determined. In general, the Compensation Committee considers a variety of factors when setting base salaries for executive officers, including market salary information, experience and tenure with the Company, individual performance and internal pay equity. The Compensation Committee annually reviews the performance of executive officers and scope of responsibility to determine whether adjustments to base salaries are appropriate in light of individual and Company performance, as well as overall market conditions and proxy peer data.

Salary Adjustments for 2011. In 2011, the base salary of Ms. Allen, a named executive officer of the Company, was increased from $400,000 to $425,000 in recognition of her increased focus and accountability on global brand strategy beyond the previously defined expectations for our Chief Marketing Officer. No other adjustments to the base salaries of executive officers were made for 2011.

The base salary and $250,000 cash sign-on award for Mr. Miller, our Chief Executive Officer and President who was hired on February 1, 2011, were negotiated in connection with the hiring process, based on competitive market data and the Company’s desire to attract top executive talent to fill this key leadership position. For 2012, based upon competitive market data and the Company’s overall performance and positive trends reflected in 2011, the Compensation Committee increased Mr. Miller’s base salary from his initial annual salary of $550,000 to $650,000.

Annual Cash Incentives

2011 Corporate Incentive Plan

Overview. Prior to the beginning of the 2011 fiscal year, the Compensation Committee adopted the Denny’s 2011 Corporate Incentive Program (the “2011 CIP”), which provides our non-field management and staff, including each of our named executive officers (with the exception of Ms. Smithart-Oglesby, who served as our Interim CEO for one month in 2011), with an opportunity to earn an annual cash bonus based on the Company’s achievement of specified performance objectives. The performance goals originally established under the 2011 CIP included positive System-Wide Same-Store Sales and Adjusted Income Before Taxes, which are the same two performance metrics that were used for the 2009 and 2010 annual bonus programs. System-Wide Guest Traffic was also added as a core performance metric for the 2011 CIP, to emphasize the importance of attracting new guests and retaining current guests. In addition, System-wide Non-Same-Store Sales was added as a metric to measure the impact of new Flying J units and other brand growth that would not be accounted for in the System-Wide Same-Store Sales metric due to the timing of the new unit openings. For vice presidents and above, including our named executive officers, an additional component was added for the accomplishment of Individual Performance Objectives.

Target Incentive Opportunities. Under the 2011 CIP, a participant was eligible to earn a target incentive award (“Target Award”) equal to a percentage of his or her base salary, with the percentage varying depending on the participant’s position. Target Awards were determined for participants based upon a review of competitive market practices, including published survey data and proxy information from our restaurant peer group. The Target Award for Mr. Miller was $550,000, or 100% of his base salary prorated for 11 months of 2011 based on Mr. Miller’s employment start date of February 1, 2011. The Target Awards for Ms. Allen and Messrs. Rodriguez and Wolfinger, were $318,750, $318,750 and $367,500 respectively, or 75% of their respective base salaries.

Performance Goals for 2011 Incentives. As originally adopted, payouts under the 2011 CIP would be earned by participants based on the Company’s achievement of pre-established goals under four performance criteria: (i) System-Wide Same-Store Sales; (ii) System-Wide Guest Traffic; (iii) System-Wide Non-Same-Store Sales; and (iv) Adjusted Income Before Taxes. The amount of actual bonus earned could range from 0% of the Target Award, if certain threshold goals are not met, to a maximum of 150% of the Target Award, if targeted goals are exceeded. In addition, as originally adopted, vice presidents and executive officers had 20% of their target awards tied to the successful completion of Individual Performance Objectives. As 2011 progressed, however, Management determined that while these individual objectives were generally aligned with the Company’s overall strategic direction, not all of the individual objectives were directly connected, in equal fashion, to a measurable increase in the Company’s achievement of the four other metrics established for the 2011 CIP. Consequently, Management recommended and the Compensation Committee approved, that the individual performance objectives be eliminated, and that vice presidents and executive officers would participate in the 2011 CIP with the same four pre-established financial and operational metrics as all other 2011 CIP participants. As so modified, the performance goals and the associated payouts for 2011 were as follows:

	At Threshold		At Target		At Maximum
	Performance Goal	Payout(1)	Performance Goal	Payout(1)	Performance Goal	Payout(1)
System-Wide
Same-Store Sales	+.01%	10%	+1.2%	20%	+5.2%	30%
Guest Traffic	+.01%	10%	+1.2%	20%	+5.2%	30%
Non-Same Store Sales	$132m	5%	$147m	10%	$176m	15%
Company
Adjusted Income Before Taxes(2)	$36m	25%	$40m	50%	$48m	75%

Total		50%		100%		150%

(1)	As a percentage of a participant’s Target Award.
(2)	Adjusted Income Before Taxes is a non-GAAP financial measure that is calculated by adjusting net income to exclude the impact of income taxes, operating gains and losses, non-operating income and share-based compensation.

2011 Performance Results. Based upon actual 2011 performance results, (i) the performance goal relating to Adjusted Income Before Taxes was between threshold and target levels, resulting in a payout of 34.30% of each participant’s total Target Award; (ii) the performance goals relating to System-Wide Same Store Sales and System-Wide Non-Same-Store Sales were achieved at above threshold levels but below target levels, resulting in payouts of 15.90% for System-Wide Same Store Sales and 7.60% for System-Wide Non-Same Store Sales of each individual’s total Target Award; and (iii) the performance goal relating to System-Wide Guest Traffic was below threshold levels, resulting in no payout for this metric for 2011. As a result, a total payout of 57.80% of each individual’s total Target Award was earned for 2011.

Considering the above performance results as compared to the threshold and target levels of expected performance, the Compensation Committee approved incentive awards for the named executive officers equal to 57.80% of their respective Target Awards. The following two tables set forth (i) the actual results and related payout of each 2011 CIP metric, and (ii) the total target opportunity and annual target award, as well as, the actual payout to each of the named executive officers under the 2011 CIP.

2011 CIP Metric	Actual Results	Payout %(1)
System-Wide Same Store Sales	+0.7%	15.90%
System-Wide Guest Traffic	-0.6%	0.00%
System-Wide Non-Same Store Sales	$139.9M	7.60%
Adjusted Income Before Taxes(2)	$37.3M	34.30%
Total All Metrics		57.80%

(1)	As a percentage of participant’s annual Target Award
(2)	Adjusted Income Before Taxes is a non-GAAP financial measure that is calculated by adjusting net income to exclude the impact of income taxes, operating gains and losses, non-operating income and share-based compensation.

Executive Officer	Target Opportunity(1)	Annual Target Award	Actual Payout
John C. Miller	100%	$550,000	$289,066(2)
F. Mark Wolfinger	75%	$367,500	$212,415
Robert Rodriguez	75%	$318,750	$184,238
Frances L. Allen	75%	$318,750	$184,238
Total			$869,957

(1)	As a percentage of participant’s base salary.
(2)	Pro-rated to reflect employment start date of February 1.

Long-Term Incentive Compensation

In General. A key component of the total compensation package of our executive officers is a long-term equity incentive program that is designed to meet the following objectives:

(i)	Reward long-term Company profitability and growth,

(ii)	Promote increased stockholder value and align our executives’ interests with the interests of our stockholders,

(iii)	Offer competitive awards aligned with market practice,

(iv)	Promote stock ownership among executives,

(v)	Encourage a long-term perspective among executive officers, and

(vi)	Provide an incentive for executives to remain with the Company.

In 2009, the Compensation Committee approved a new long-term incentive structure that supports the Company’s strategic business goals, aligns with the interests of stockholders, and improves the competitiveness of the Company’s total executive compensation package. The Long-Term Incentive “LTI” program design, which was generally unchanged for years 2010 and 2011, consists of stock options, as well as performance shares and performance cash awards.

Fiscal Year 2011 Long-Term Incentive Grants. The Compensation Committee generally makes LTI grants to all eligible Denny’s employees, including named executive officers in the first quarter of each fiscal year, usually at the first Compensation Committee meeting of each fiscal year. The annual LTI grants made at the beginning of 2011 to Company executives and employees were composed of three different devices: performance shares, performance cash awards and stock options. These three devices provide incentive for mid-term and long-term stockholder value creation in excess of peer company results, encourage executive retention, and promote stock ownership, while balancing share dilution and cash expenses.

Ms. Allen and Messrs. Rodriguez and Wolfinger were the named executive officers who participated fully in the fiscal year 2011 LTI program grants. For a description of LTI grants made to Mr. Miller in 2011 see the section below entitled “New Hire LTI Awards”. The “Grants of Plan Based Awards Table” presents all equity awards made to the named executive officers in 2011.

Performance Shares and Performance Cash Awards. Approximately half (by value) of the 2011 annual LTI awards was composed of performance shares and performance cash awards (each equaling approximately 25% of the total value of the total LTI opportunity). The performance shares and performance cash awards pay out based on the Company’s Total Shareholder Return (“TSR”) over a three-year period relative to peer companies’ TSR performance, with no payout at all if relative TSR performance is below a threshold amount.

Under the program, participants were awarded a target number of performance shares and performance cash awards. Payouts of the 2011 LTI awards will be between 0% and 150% of the target based on the Company’s Total Shareholder Return ranking relative to the Company’s peer group (listed previously) over the three-year performance period which consists of the Company’s fiscal years 2011, 2012 and 2013 and begins December 30, 2010 and ends December 25, 2013. The performance shares and performance cash awards will be earned and vested at the end of the performance period based on TSR performance. The performance shares convert to and are settled in shares of Denny’s stock on a one-for-one basis. The performance cash awards are settled in cash. TSR, which combines share price appreciation and dividends paid to show a total return to the stockholder, will be calculated as follows:

TSR = (ending stock price – beginning stock price + reinvested dividends) / beginning stock price

Denny’s TSR performance ranking compared to its Peer Group determines the payout level as shown below:

	Denny’s TSR Performance Ranking vs. Peers	Payout as a % of Target(1)
Below Threshold	<25th %ile	0%
Threshold	25th %ile	50%
Target	50th %ile	100%
Maximum	90th %ile	150%

(1)	Payouts are interpolated between payout levels.

Stock Options. The other half (by value) of the 2011 annual LTI awards was composed of stock options, which reward the recipient only if, and to the extent that, the Company’s stock price increases from the date of grant. These options were granted with an exercise price equal to the closing price of the Company’s Common Stock on the date of grant. Options remain outstanding for up to ten years from grant and vest in three equal annual installments beginning one year from the date of grant. Options provide the most direct link to absolute stockholder returns and, due to their 10-year term, provide a longer-term focus than other pay elements.

When determining the 2011 annual LTI awards, the Compensation Committee reviewed two sets of market data to determine competitive levels: (1) Towers Watson U.S. CDB General Industry Executive Database, and (2) restaurant peer group proxy statement data. The Compensation Committee strives to grant LTI awards with an expected fair value at grant approximately equal to market median practices for the Peer Group and similarly-sized general industry companies. For years 2009, 2010 and 2011, however, the Compensation Committee approved LTI awards well below market median practices (and the Compensation Committee’s pay philosophy) due to the Compensation Committee’s desire to reduce share usage and compensation costs. For most continuing LTI plan participants, the number of shares granted in 2011 was the same as in 2009 and 2010.

For 2012, consistent with the Company’s capital allocation strategy over the longer-term, the Compensation Committee has determined to eliminate stock options from the 2012 LTI award mix.

New Hire LTI Awards to John C. Miller. In connection with the hiring of our Chief Executive Officer, the Company made one-time LTI awards both to induce Mr. Miller to join the Company and to provide an appropriate LTI incentive for the portion of 2011 that he was employed by the Company. These one-time LTI awards, which are set forth in the table below, are strongly aligned with stockholder interests and are consistent with market best practices.

Award Type	Number of Options or Shares	Grant Date Fair Value of Award

Stock options(1)	200,000	$396,000

Price-vesting Restricted Stock Units(1)	200,000	$658,500

Performance Shares(2)	50,000	$231,500

(1)	These awards were negotiated and approved as an inducement to Mr. Miller’s entering into employment with Denny’s in accordance with NASDAQ Listing Rule 5635(c)(4).
(2)	Issued to Mr. Miller under the 2011 LTI program as described herein.

The stock options were granted with an exercise price per share equal to the fair market value of the underlying shares as of the grant date. The options will vest in equal annual installments on each of the first three anniversaries of the grant date, subject to Mr. Miller’s continued employment with Denny’s. The stock options have a maximum term of ten (10) years. The price-vesting restricted stock units represent the right to earn up to 200,000 shares of Denny’s common stock, based on the closing price of the common stock exceeding specific price hurdles for 20 consecutive trading days, and subject to Mr. Miller’s continued employment with Denny’s. The price-vesting restricted stock units vest in four equal installments, with one-quarter of the award vesting upon attainment of the following stock prices: $5.00, $5.50, $6.00 and $6.50 (each stock price must be attained for 20 consecutive trading days). The restricted stock units convert into common shares of Company stock on a 1:1 basis upon vesting. Any unvested restricted stock units will be forfeited five years from the executive’s start of employment. For a description of the performance shares awarded to Mr. Miller see the section on “Performance Shares and Performance Cash Awards” above.

Benefits and Perquisites

In General. Company executives are eligible to participate on the same basis as other salaried employees in health and welfare plans, qualified retirement and savings plans, and other benefit plans intended to provide a financial safety net of coverage for various significant life events, such as death, disability and retirement. Along with other members of the management team, the named executive officers also participate in a non-qualified savings plan intended to allow them to contribute to a retirement plan without regard to IRS limits on the amount of earned compensation that can be voluntarily deferred into a 401k retirement plan. The named executive officers also receive certain perquisites including telecommunication allowances, car allowances and reimbursement for executive physicals. These perquisites serve a business purpose, are limited in value and are consistent with those of restaurant and other companies of similar size.

Retirement and Savings Plans

Deferred Compensation Plan/401(k) Plan. Generally, all employees are eligible to participate in the Company’s 401(k) Plan, but due to IRS limits, most executives are not eligible to receive the Company’s matching contribution of up to three percent of compensation under the 401(k) Plan. Therefore, a non-qualified deferred compensation plan is offered to certain management level employees, including the named executive officers, to provide retirement benefits similar to those available to other Denny’s employees. The deferred compensation plan lets participants: (i) defer up to 50% of salary and 100% of annual incentive bonus on a pre-tax basis, and (ii) receive a Company match up to three percent, which is the same match offered to all employees in the Company’s 401(k) plan.

2010-2011 Interim CEO Compensation

Debra Smithart-Oglesby, our Board Chair, served as the Company’s Interim CEO for one month in 2011 as a part of her total term as Interim CEO which ran from June 8, 2010 until January 31, 2011, when John C. Miller was hired as CEO. Ms. Smithart-Oglesby continued to serve as an executive of the Company for the month of February, 2011 in order to assist in Mr. Miller’s transition. While serving as Interim CEO and an executive of the Company, Ms. Smithart-Oglesby continued to receive her Board pay. In addition to her regular Board pay, Ms. Smithart-Oglesby received pay for taking on the responsibilities and duties of serving as Interim CEO and for serving in a full-time executive capacity when assisting in Mr. Miller’s transition, which, for 2011, included (i) base salary of $50,000 per month of executive service, and (ii) other compensation elements that were consistent with other executives and included a vehicle allowance of $1,100 per month, a telecom allowance of $162.50 per month, and housing payments of $1,515 per month, to cover her temporary living expenses in Spartanburg, SC. Ms. Smithart-Oglesby did not receive any other benefits while serving in an executive capacity.

The Compensation Committee believes that the compensation and other arrangements paid to Ms. Smithart-Oglesby during this time were reasonable and appropriate.

Post-Termination Payments

All of our executive officers participate in the Denny’s Corporation Executive Severance Pay Plan (the “Severance Plan”). The Severance Plan was adopted in January 2008 to provide severance payments and benefits to our executive officers in a consistent manner. In the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), the Severance Plan provides for, among other items, salary continuation and health benefits for 12 months. Under the Severance Plan’s change in control provisions, a participant is entitled to an enhanced severance payment plus health benefits for 24 months. Two events must take place – a change in control of the Company and a qualifying associated termination – before a participant is entitled to these benefits. Under the Severance Plan, no benefits are payable following a termination for cause or voluntary termination (resignation).

We provide involuntary termination severance benefits to protect individuals from events outside their control and to offer compensation packages similar to those commonly found in our market for competing executive talent. Furthermore, we provide enhanced benefits in the event of a change in control to protect against disruption during change in control activities. Potential benefits under the Severance Plan for Messrs. Miller, Rodriguez, Wolfinger, and Ms. Allen are discussed further under the section entitled “Summary of Termination Payments and Benefits” later in this Proxy Statement.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1 million on the amount of compensation that we may deduct in any year with respect to any one of our named executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualified performance-based” compensation. The 2011 CIP and the 2011 LTI program were designed to meet the requirements of Section 162(m) and be fully deductible by the Company. The Compensation Committee intends to maximize deductibility of executive compensation while retaining some discretion to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent.

Compensation and Corporate Governance Best Practices

Share Ownership Guidelines. The Company has stock ownership guidelines for its directors and executive officers. The guidelines require that ownership levels for directors and executive officers shall be fixed share amounts equal to:

(i)	for directors and CEO – 3 X annual cash board retainer/base salary;

(ii)	for executive officers – 2 X base salary.

The fixed share amount shall be determined based upon the closing price of the Company’s stock as of the effective date of these guidelines (January 25, 2011), or in the case of a newly hired or appointed executive officer or director, his/her starting date, whichever is applicable. Directors and executive officers have 3 years from the later of the effective date of the guidelines or an individual’s start date, whichever is applicable, to acquire the designated amounts. Any executive or director who has not obtained the required level by the required time period will not be permitted to sell Company stock until the required level is obtained and maintained.

Compensation Clawback Policy. The Company has a compensation clawback policy for named executive officers and certain other senior officers that provides for the recoupment by the Company under certain circumstances of annual cash bonuses, stock-based awards, performance-based compensation, and any other forms of cash or equity compensation other than salary. In the event of a restatement of the Company’s previously issued financial statements as a result of an error, omission, fraud or non-compliance with financial reporting requirements (but not including any restatement or adjustment due to a change in applicable accounting principles, rules or interpretations), or a determination by the Compensation Committee that a material error was made in computing the amount of any incentive compensation, the Compensation Committee has discretion to direct the Company to recover from one or more current or former employees the incremental incentive compensation in excess of the incentive compensation that would have been earned, paid or vested based on the related or adjusted financial results.

Anti-Hedging Policy. The Company has a policy that prohibits executive officers and directors from engaging in transactions in puts, calls or other derivatives relating to Company securities on an exchange or any other organized market. The policy also prohibits executive officers and directors from engaging in certain forms of hedging or monetization transactions with respect to Company stock, such as prepaid variable forward contracts, equity swaps, collars, forward sale contracts and exchange funds.

Summary Compensation Table

The following Summary Compensation Table sets forth, for the Company’s last three completed fiscal years, the compensation paid to or earned by the Company’s named executive officers.

Name and Principal Position	Year	Salary	Bonus		Stock Awards		Option Awards (15)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
John C. Miller	2011	$490,769	$250,000	(3)	$890,000	(7)(8)	$396,000	$289,066	(16)	$13,182	(19)	$2,329,017
Chief Executive Officer(1)

F. Mark Wolfinger	2011	490,000	—		99,545	(7)	189,486	253,395	(16)	35,833	(19)	1,068,259
Executive Vice	2010	490,000	25,000	(4)	91,460	(9)	182,160	185,955	(17)	35,039	(20)	1,009,614
President, Chief	2009	490,000	—		62,008	(10)	122,654	336,313	(18)	38,556	(21)	1,049,531
Administrative Officer, and Chief Financial Officer

Frances L. Allen	2011	412,500	—		65,283	(7)	123,750	184,238	(16)	46,508	(19)	832,279
Executive Vice	2010	170,769	100,000	(5)	418,000	(11)	160,890	133,516	(17)	76,253	(20)	1,059,428
President and Chief Marketing Officer

Robert Rodriguez	2011	425,000	—		68,987	(7)	131,472	184,238	(16)	15,150	(19)	824,847
Former Executive Vice	2010	124,231	100,000	(5)	543,750	(12)	160,890	98,953	(17)	4,412	(20)	1,032,236
President and Chief Operating Officer(22)

Debra Smithart-Oglesby	2011	102,016	—		75,499	(13)	—	—		135,909	(19)	313,424
Interim Chief Executive Officer(2)	2010	335,484	175,000	(6)	105,499	(14)	—	—		108,471	(20)	724,454

(1)	Mr. Miller was hired as the Company’s Chief Executive Officer effective February 1, 2011.
(2)	Ms. Smithart-Oglesby served as the Company’s Interim Chief Executive Officer from June 8, 2010 until January 31, 2011.
(3)	Mr. Miller received a sign-on bonus upon his employment with the Company during 2011.
(4)	Mr. Wolfinger earned a discretionary Presidential Bonus during 2010.
(5)	Ms. Allen and Mr. Rodriguez received a sign-on bonus upon their employment with the Company during 2010.
(6)	Ms. Smithart-Oglesby earned a discretionary bonus of $25,000 per month of executive service during 2010.
(7)	The 2011 amounts reflect the grant date fair value of performance shares granted pursuant to our 2011 Long-Term Performance Incentive Program (the “2011 LTPIP”). The $4.63 grant date fair value of the performance shares is based on the Monte Carlo Valuation method. The target number of performance shares granted to Messrs. Miller and Wolfinger, Ms. Allen and Mr. Rodriguez was 50,000, 21,500, 14,100 and 14,900, respectively. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved is $347,250, $149,318, $97,925 and $103,481 for Messrs. Miller and Wolfinger, Ms. Allen and Mr. Rodriguez, respectively. Additional information regarding the 2011 LTPIP can be found in the CD&A. Details on the valuation and terms of this award can be found in Note 15 to the Consolidated Financial Statements in our Form 10-K filed on March 12, 2012.
(8)	The 2011 amount for Mr. Miller also includes the grant date fair value of performance-based restricted stock units awarded as an employment incentive related to his hiring that are payable in shares of Common Stock. The grant date fair value of this award is $658,500. Details on the valuation and terms of this award can be found in Note 15 to the Consolidated Financial Statements in our Form 10-K filed on March 12, 2012.
(9)	The 2010 amount for Mr. Wolfinger reflects the grant date fair value of performance shares granted pursuant to our 2010 Long-Term Performance Incentive Program (the “2010 LTPIP”). The $2.69 grant date fair value of the performance shares is based on the Monte Carlo Valuation method. The target number of performance shares granted to Mr. Wolfinger was 34,000. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved is $137,190.
(10)	The 2009 amount for Mr. Wolfinger reflects the grant date fair value of performance shares granted pursuant to our 2009 Long-Term Performance Incentive Program (the “2009 LTPIP”). The $1.84 grant date fair value of the performance shares is based on the Monte Carlo Valuation method. The target number of performance shares granted to Mr. Wolfinger was 33,700. The value of the award at the grant date, assuming that the highest level of performance conditions will be achieved is $124,016.
(11)	The 2010 amount for Ms. Allen reflects the grant date fair value of performance-based restricted stock units awarded as an employment incentive related to her hiring that are payable in shares of Common Stock.
(12)	The 2010 amount for Mr. Rodriguez reflects the grant date fair value of performance-based restricted stock units awarded as an employment incentive related to his hiring that are payable in shares of Common Stock.
(13)	The 2011 amount for Ms. Smithart-Oglesby reflects the grant date fair value of deferred stock units awarded to non-employee directors pursuant to our 2004 Omnibus Incentive Plan that are convertible to shares of Common Stock upon termination of service as a director of Denny’s Corporation. The grant date value for these awards was determined in accordance with FASB ASC Topic 718 based on the closing price of Common Stock on the date of grant.

(14)	The 2010 amount for Ms. Smithart-Oglesby reflects the grant date fair value of stock-settled restricted stock units awarded pursuant to our 2004 Omnibus Incentive Plan. Also included are the grant date fair value of deferred stock units awarded to non-employee directors pursuant to our 2004 Omnibus Incentive Plan that are convertible to shares of Common Stock upon termination of service as a director of Denny’s Corporation. The grant date value for these awards was determined in accordance with FASB ASC Topic 718 based on the closing price of Common Stock on the date of grant.
(15)	The amounts in this column reflect the grant date fair value of stock options awarded to the named executives under our 2004 Omnibus Incentive Plan and our 2008 Omnibus Incentive Plan. Details on the assumptions made in the valuation of these awards can be found in Note 15 to the Consolidated Financial Statements in our Form 10-K filed on March 12, 2012.
(16)	The 2011 amounts include performance-based bonuses earned under the 2011 Incentive Program. Refer to the CD&A for more information regarding our annual cash incentive bonus program. The 2011 amount for Mr. Wolfinger also includes a $40,980 cash award earned on December 28, 2011 under the 2009 LTPIP.
(17)	The 2010 amount for Mr. Wolfinger reflects a performance-based bonus earned under the 2010 Incentive Program. The 2010 amounts for Ms. Allen and Mr. Rodriguez reflect performance-based bonuses earned based on achievement of individual performance objectives established for 2010.
(18)	The 2009 amount for Mr. Wolfinger includes a performance-based bonus of $303,188 earned under the 2009 Incentive Program and a $33,125 cash award earned under the Paradigm Shift Incentive Plan.
(19)	The 2011 amounts for Mr. Wolfinger and Ms. Allen include Company contributions to their Company deferred compensation accounts of $21,072 and $17,902, respectively. The 2011 amounts also include the following perquisites; a car allowance of $11,790, $13,200, $13,200, $13,200 and $2,244 for Messrs. Miller and Wolfinger, Ms. Allen, Mr. Rodriguez and Ms. Smithart-Oglesby, respectively and a telecom allowance of $1,392, $1,560, $1,560, $1,950 and $332 for Messrs. Miller and Wolfinger, Ms. Allen, Mr. Rodriguez and Ms. Smithart-Oglesby, respectively. The 2011 amount for Ms. Allen also includes relocation of $13,846. The 2011 amount for Ms. Smithart-Oglesby includes an annual cash retainer of $133,333 for serving as the Board Chair.
(20)	The 2010 amounts for Mr. Wolfinger and Ms. Allen include Company contributions to their Company deferred compensation accounts of $20,279 and $8,621, respectively. The 2010 amounts also include the following perquisites: a car allowance of $13,200, $5,635, $3,844 and $7,381 for Mr. Wolfinger, Ms. Allen, Mr. Rodriguez and Ms. Smithart-Oglesby, respectively and a telecom allowance of $1,560, $666, $568 and $1,090 for Mr. Wolfinger, Ms. Allen, Mr. Rodriguez and Ms. Smithart-Oglesby, respectively. The 2010 amount for Ms. Allen also includes relocation of $40,816 and a related tax gross-up payment of $20,515. The 2010 amount for Ms. Smithart-Oglesby includes an annual cash retainer of $100,000 for serving as the Board Chair.
(21)	The 2009 amounts for Mr. Wolfinger include Company contributions to his Company deferred compensation accounts of $23,796. The 2009 amounts also include the following perquisites for Mr. Wolfinger: a car allowance of $13,200 and a telecom allowance of $1,560.
(22)	Mr. Rodriguez separated from the Company effective March 30, 2012.

2011 Grants of Plan-Based Awards Table

The following table sets forth information concerning each grant of awards made to named executive officers in the last completed fiscal year under any of the Company’s plans.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (7)
		Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
John C. Miller		27,500	(1)	550,000	(1)	825,000	(1)	—		—		—		—		—		—	—
	2/1/11	—		—		—		—		200,000	(3)	—		—		—		—	$658,500
	2/1/11	—		—		—		25,000	(4)	50,000	(4)	75,000	(4)	—		—		—	$231,500
	2/1/11	—		—		—		—		—		—		—		200,000	(6)	$3.89	$396,000

F. Mark Wolfinger		18,375	(1)	367,500	(1)	551,250	(1)	—		—		—		—		—		—	—
		46,025	(2)	92,050	(2)	138,075	(2)	—		—		—		—		—		—	—
	2/1/11	—		—		—		10,750	(4)	21,500	(4)	32,250	(4)	—		—		—	$99,545
	2/1/11	—		—		—		—		—		—		—		95,700	(6)	$3.89	$189,486

Frances L. Allen		15,938	(1)	318,750	(1)	478,125	(1)	—		—		—		—		—		—	—
		29,925	(2)	59,850	(2)	89,775	(2)	—		—		—		—		—		—	—
	2/1/11	—		—		—		7,050	(4)	14,100	(4)	21,150	(4)	—		—		—	$65,283
	2/1/11	—		—		—		—		—		—		—		62,500	(6)	$3.89	$123,750

Robert Rodriguez		15,938	(1)	318,750	(1)	478,125	(1)	—		—		—		—		—		—	—
		31,850	(2)	63,700	(2)	95,550	(2)	—		—		—		—		—		—	—
	2/1/11	—		—		—		7,450	(4)	14,900	(4)	22,350	(4)	—		—		—	$68,987
	2/1/11	—		—		—		—		—		—		—		66,400	(6)	$3.89	$131,472

Debra Smithart- Oglesby	3/31/11	—		—		—		—		—		—		123	(5)	—		—	$499
	5/18/11	—		—		—		—		—		—		18,750	(5)	—		—	$75,000

(1)	Reflects threshold, target and maximum payout levels of performance-based bonuses awarded under the Company’s annual cash incentive bonus program. The actual amounts earned by each of the named executive officers in 2011 are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. Refer to the CD&A for more information regarding our annual cash incentive bonus program.
(2)	Reflects threshold, target and maximum payout levels of performance-based cash awards that were granted pursuant to the 2011 LTI. Refer to the CD&A for more information regarding the 2011 LTI.
(3)	Reflects the target payout level of restricted stock units awarded as an employment incentive related to Mr. Miller’s hiring during 2011. The RSUs vest in four equal installments, with one-quarter vesting upon attainment of the following stock prices: $5.00, $5.50, $6.00 and $6.50 (each stock price must be attained for 20 consecutive trading days).
(4)	Reflects threshold, target and maximum payout levels of performance shares that were awarded pursuant to the 2011 LTI. Refer to the CD&A for more information regarding the 2011 LTI.
(5)	Reflects deferred stock units awarded to non-employee directors pursuant to our 2004 Omnibus Incentive Plan that are convertible to shares of Common Stock upon termination of service as a director of Denny’s Corporation.
(6)	Amounts reflect stock options awarded pursuant to the 2008 Omnibus Incentive Plan. The options have a 3-year gradual vesting period and a 10-year term.
(7)	The grant date fair value of awards is determined pursuant to FASB Accounting Standards Codification 718, “Compensation – Stock Compensation.”

Outstanding Equity Awards at 2011 Fiscal Year-End Table

The following table sets forth information concerning unexercised options, stock awards that have not vested and equity incentive plan awards for each named executive officer outstanding as of the end of the Company’s last completed fiscal year.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(21)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(21)
John C. Miller	—		200,000	(1)	$3.89	02/01/21	—		—	—		—
	—		—		—	—	—		—	200,000	(13)	$764,000
	—		—		—	—	—		—	50,000	(14)	$191,000

F. Mark Wolfinger	300,000	(2)	—		$4.40	09/26/15	—		—	—		—
	26,100	(3)	—		$4.45	03/14/16	—		—	—		—
	42,100	(4)	—		$4.61	03/06/17	—		—	—		—
	126,600	(5)	—		$2.59	03/17/18	—		—	—		—
	101,000	(6)	50,500	(6)	$1.67	03/31/19	—		—	—		—
	50,000	(7)	100,000	(7)	$2.36	01/26/20	—		—	—		—
	—		95,700	(1)	$3.89	02/01/21	—		—	—		—
	—		—		—	—	100,000	(15)	$382,000	—		—
	—		—		—	—	43,956	(16)	$167,912	—		—
	—		—		—	—	—		—	34,000	(17)	$129,880
	—		—		—	—	—		—	21,500	(14)	$82,130

Frances L. Allen	33,334	(8)	66,666	(8)	$3.20	10/01/20	—		—	—		—
	—		62,500	(1)	$3.89	02/01/21	—		—	—		—
	—		—		—	—	—		—	150,000	(18)	$573,000
	—		—		—	—	—		—	14,100	(14)	$53,862

Robert Rodriguez	33,334	(8)	66,666	(8)	$3.20	10/01/20	—		—	—		—
	—		66,400	(1)	$3.89	02/01/21	—		—	—		—
	—		—		—	—	—		—	187,500	(19)	$716,250
	—		—		—	—	—		—	14,900	(14)	$56,918

Debra Smithart-Oglesby	18,900	(9)	—		$4.34	02/02/15	—		—	—		—
	18,900	(10)	—		$4.10	01/24/16	—		—	—		—
	18,900	(11)	—		$5.39	01/23/17	—		—	—		—
	18,900	(12)	—		$3.30	01/29/18	—		—	—		—
	—		—		—	—	105,158	(20)	$401,704	—		—

(1)	The options were granted on February 1, 2011 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(2)	The options were granted on September 26, 2005 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(3)	The options were granted on March 14, 2006 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(4)	The options were granted on March 6, 2007 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(5)	The options were granted on March 17, 2008 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(6)	The options were granted on March 31, 2009 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(7)	The options were granted on January 26, 2010 and vest in three equal annual installments beginning on the first anniversary of the grant date.
(8)	The options were granted on October 1, 2010 and vest in three equal annual installments beginning on the first anniversary of the grant date.

(9)	The options were granted on February 2, 2005 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(10)	The options were granted on January 24, 2006 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(11)	The options were granted on January 23, 2007 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(12)	The options were granted on January 29, 2008 and vested in three equal annual installments beginning on the first anniversary of the grant date.
(13)	Reflects the amount of restricted stock units that may be earned by the named executive officer pursuant to his Employment Inducement Award, that are payable in shares of Common Stock. These restricted stock units will be earned and vest based on the achievement of the closing price of the Company’s Common Stock equaling or exceeding certain threshold amounts for 20 consecutive trading days. The restricted stock units expire if the threshold amounts are not reached prior to February 1, 2016.
(14)	Reflects the target amount of restricted stock units that may be earned by the named executive officers pursuant to our 2011 LTI, that is payable in shares of Common Stock. These restricted units will be earned and vest (from 0% to 150% of the target award) based on the total shareholder return of the Company’s Common Stock as compared to a peer group over a three-year performance period ending on December 25, 2013. Additional information regarding the 2011 LTI can be found in the CD&A.
(15)	Reflects restricted stock units awarded pursuant to our 2004 TSR Program that are payable one-half in shares of Common Stock and one-half in cash. These restricted stock units will vest and pay out on September 30, 2012. The named executive officers must be employed on the payment date in order to receive the award.
(16)	Reflects the amount of restricted stock units awarded in 2007 to Mr. Wolfinger pursuant to our 2004 Omnibus Incentive Plan that are payable one-half in shares of Common Stock and one-half in cash. These restricted stock units will vest and payout on July 9, 2012.
(17)	Reflects the target amount of restricted stock units that may be earned by the named executive officers pursuant to our 2010 LTI, that is payable in shares of Common Stock. These restricted units will be earned and vest (from 0% to 150% of the target award) based on the total shareholder return of the Company’s Common Stock as compared to a peer group over a three-year performance period ending on December 26, 2012.
(18)	Reflects the amount of restricted stock units that may be earned by the named executive officer pursuant to her Employment Inducement Award, that are payable in shares of Common Stock. These restricted stock units will be earned and vest based on the achievement of the closing price of the Company’s Common Stock equaling or exceeding certain threshold amounts for 20 consecutive trading days. The restricted stock units expire if the threshold amounts are not reached prior to July 21, 2015.
(19)	Reflects the amount of restricted stock units that may be earned by the named executive officer pursuant to his Employment Inducement Award, that are payable in shares of Common Stock. These restricted stock units will be earned and vest based on the achievement of the closing price of the Company’s Common Stock equaling or exceeding certain threshold amounts for 20 consecutive trading days. The restricted stock units expire if the threshold amounts are not reached prior to September 13, 2015.
(20)	Reflects deferred stock units awarded to directors pursuant to our 2004 Omnibus Incentive Plan that are convertible to shares of Common Stock upon termination of service as a director of Denny’s Corporation.
(21)	Reflects the value as calculated using the closing price of our Common Stock as of December 28, 2011 ($3.82).

2011 Option Exercises and Stock Vested Table

The following table sets forth information concerning each exercise of stock options and vesting of stock awards, including restricted stock units, during the last completed fiscal year for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
John C. Miller	—	$—	—		$—
F. Mark Wolfinger	—	$—	43,956	(1)	$171,428	(1)
	—	$—	64,480	(2)	$276,619	(2)
	—	$—	100,000	(3)	$333,000	(3)
	—	$—	20,490	(4)	$86,673	(4)
Frances L. Allen	—	$—	50,000	(5)	$201,000	(5)
Robert Rodriguez	—	$—	62,500	(5)	$251,250	(5)
Debra Smithart-Oglesby	—	$—	17,731	(6)	$67,910	(6)

(1)	Reflects restricted stock units earned and vested by the named executive officer on July 9, 2011 pursuant to Denny’s 2004 Omnibus Incentive Plan. One-half of these restricted stock units were settled in cash upon vesting when the market value of the underlying stock was $3.90 and one-half will pay out in shares of Common Stock on July 9, 2012.
(2)	Reflects the amount of vested restricted stock units awarded to the named executive officer pursuant to our 2008 LTI Program. The restricted stock units were earned and vested on July 16, 2011. The net shares issued (the shares vested less shares withheld to cover the minimum statutory withholding requirements) to Mr. Wolfinger was 42,911.
(3)	Reflects the amount of vested restricted stock units awarded to the named executive officer pursuant to our 2004 TSR Program. The restricted stock units were earned as of June 30, 2008 and vested on September 30, 2011 when the market value of the underlying stock was $3.33. One-half of the vested restricted stock units were paid in shares of Common Stock and one-half were paid in cash during the fiscal year.
(4)	Reflects the amount of vested restricted stock units awarded to the named executive officer pursuant to our 2009 LTPIP. The restricted stock units were earned and vested on December 28, 2011. The net shares issued (the shares vested less shares withheld to cover the minimum statutory withholding requirements) to Mr. Wolfinger was 12,366.
(5)	Reflects the amount of vested restricted stock units awarded as an employment incentive related to the named executive officers’ hiring during 2010. The restricted stock units were earned and vested on April 13, 2011 when the market value of the underlying stock was $4.02. The net shares issued (the shares vested less shares withheld to cover the minimum statutory withholding requirements) to Ms. Allen and Mr. Rodriguez were 50,000 and 39,575, respectively.
(6)	Reflects the amount of vested restricted stock units awarded to non-employee directors pursuant to our 2004 Omnibus Incentive Plan. The restricted stock units were earned and vested on June 10, 2011 when the market value of the underlying stock was $3.83.

Nonqualified Deferred Compensation Table

The following table sets forth information with respect to Denny’s, Inc. Deferred Compensation Plan which provides for the deferral of compensation for the named executive officers that is not tax-qualified.

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY(3)
John C. Miller	$—	$—	$—	$—	$—
F. Mark Wolfinger	$21,072	$21,072	$(1,278)	$—	$142,493
Frances L Allen	$17,902	$17,902	$(1,017)	$—	$52,471
Robert Rodriguez	$—	$—	$—	$—	$—
Debra Smithart-Oglesby	$—	$—	$—	$—	$—

(1)	Amounts in this column are reported as 2011 compensation in the Salary column of the Summary Compensation Table.
(2)	Amounts included in this column are reported as 2011 compensation in the All Other Compensation column of the Summary Compensation Table.
(3)	Aggregate balances as of December 28, 2011 include the following amounts that were reported as compensation to the named executive officers in the Summary Compensation Table for years prior to 2011: $208,637 Mr. Wolfinger and $17,240 Ms. Allen.

The Denny’s, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) allows participants to defer current compensation on a pre-tax basis. Participation is restricted to a select group of management or highly compensated employees of the Company.

Under the terms of the Deferred Compensation Plan, a participant may elect to defer up to 50% of base salary and up to 100% of bonus. Denny’s will match 100% of each participant’s deferrals up to 3% of the participant’s compensation. Deferrals will be credited to the participant’s account on a periodic basis consistent with the payroll cycle. Deferral elections will remain in effect from plan year to plan year unless modified or revoked by the participant during an enrollment period.

The participant’s account will be credited with earnings and losses based on the investment options selected by the participant. The participant may request a change in the allocation of an account balance or future deferrals at any time. A participant is at all times 100% vested in his or her deferral account.

Upon termination of employment for any reason (except following a change in control), a participant will receive his or her account balance in a lump sum or in installments based on his or her election. Account balances less than $50,000 will be distributed in a lump sum. At the death of a participant, the remaining amount in the participant’s account will be paid to his or her beneficiary in accordance with the participant’s election. Upon a termination of employment within two years of a change in control, a participant will receive his or her account balance in a lump sum distribution. In the event of an unforeseen financial emergency, the plan administrator may approve a participant’s withdrawal up to the amount necessary to satisfy the hardship. A participant may change the distribution schedule prior to termination of employment from a lump sum to annual installments, but not from annual installments to a lump sum. All changes must be made at least 13 months prior to termination of employment.

The Deferred Compensation Plan also provides for an “In-Service Distribution” account, typically used to save for specific financial needs at a specified date, such as college tuition payments. A participant may elect to receive some or all of a particular year’s deferral and related earnings on a particular date prior to retirement or termination of employment. Distributions can be made in a lump sum or, if the balance is at least $10,000, in 2-5 annual installments. A participant may extend an In-Service Distribution date by at least 5 years or may cancel the date, which results in the account balance being combined with the termination of employment account.

As a result of Code Section 409A, certain key employees (including the named executive officers) may be subject to a six-month waiting period for distributions following termination.

Summary of Termination Payments and Benefits

In 2011, Messrs. Miller, Wolfinger and Rodriguez and Ms. Allen were participants in the Severance Plan, which provides for severance payments and benefits in the event of a participant’s employment termination without cause or for good reason (as such terms are defined in the Severance Plan), plus enhanced benefits if such termination is in connection with a change in control of the Company. Ms. Smithart-Oglesby served the Company as Chief Executive Officer on an interim basis for one month in 2011, as a part of her total term as Interim CEO which ran from June 8, 2010 until January 31, 2011, and therefore, was not a participant in such plan.

The following table summarizes the approximate value of the termination payments and benefits that each of Messrs. Miller, Wolfinger and Rodriguez and Mss. Allen and Smithart-Oglesby would have received if they had terminated employment at the close of business on December 28, 2011. The amounts shown in the table exclude distributions under our 401(k) retirement plan that is generally available to all of our salaried employees, as well as the executive’s accrued but unpaid obligations. The amounts also exclude benefits and payments that are disclosed in the Pension Benefits Table elsewhere in this Proxy Statement and the Nonqualified Deferred Compensation Table elsewhere in this Proxy Statement.

	John C. Miller	F. Mark Wolfinger		Robert Rodriguez	Frances L. Allen	Debra Smithart- Oglesby
Reason for Termination:
By Company Without Cause; By Executive for Good Reason(1)
Cash severance(3)	$550,000	$490,000		$425,000	$425,000	$—
Health & Welfare continuation (estimated)(4)	8,920	8,842		8,876	7,602	—
Outplacement services (estimated)(5)	$20,000	20,000		20,000	20,000	—

Total	$578,920	$518,842		$453,876	$452,602	$—
Death or Disability
Accelerated stock option spread(6)	$0	254,575		41,334	41,334	—
Accelerated RSU Award	—	503,736	(8)	—	—	62,236	(7)
Accelerated 2009 Performance Award(9)	—	119,249		—	—	—
Accelerated 2010 Performance Award(9)	—	145,133		—	—	—
Accelerated 2011 Performance Award(9)	$63,858	58,234		40,327	38,018	—

Total—Death	$63,858	$1,080,927		$81,661	$79,352	$—
Total—Disability		$1,080,927		$81,661	$79,352	$62,236
Termination Within 12 Months Following a Change of Control (By Company Without Cause; By Executive for Good Reason)(1,2)
Cash severance(3)	$2,148,093	$1,715,000		$1,379,740	$1,487,500	$—
Health & Welfare continuation (estimated)(4)	$17,840	17,684		17,752	15,204	—
Accelerated stock option spread(6)	$0	254,575		41,334	41,334	—
Accelerated TSR value(10)	—	382,000		—	—	—
Accelerated RSU Award(8)	—	503,736		—	—	—
Accelerated 2009 Performance Award(9)	—	119,249		—	—	—
Accelerated 2010 Performance Award(9)	—	236,071		—	—	—
Accelerated 2011 Performance Award(9)	191,573	174,703		120,980	114,053	—
Outplacement Services (estimated)(5)	20,000	20,000		20,000	20,000	—

Total	$2,377,506	$3,423,018		$1,579,806	$1,678,091	$—

(1)	The stock price utilized in these calculations represents the closing price of the Common Stock as of 12/28/2011 of $3.82.
(2)	Reflects a “Best Net” approach for purposes of determining whether any payment or benefits will be subject to the excise tax due under Section 280G of the Code, which provides the greater of the after-tax benefit based on either a (i) capped or (ii) uncapped calculation. The Company does not provide any tax gross-ups under Section 280G of the Code.
(3)	Reflects a lump sum severance payment of 100% of base salary, or 200% of base salary and target bonus in the event of termination within one year of a change of control.
(4)	Reflects the cost of providing continued health and welfare benefits for a period of one year for termination without cause or for good reason and two years for a termination following a change in control.
(5)	Executives receive up to $20,000 of outplacement services for a period of one year following termination.
(6)	Stock option vesting accelerates upon death or a change in control. Upon disability, stock option continues to vest per terms of agreement.
(7)	Represents special grant of restricted stock units made to Ms. Smithart-Oglesby in June 2010. Vesting accelerates upon death or disability.
(8)	Represents special grant of restricted stock units made to Mr. Wolfinger in July 2007. Vesting accelerates upon death, or a qualified termination following a change in control. Upon disability, award continues to vest per terms of award agreement.
(9)	2009, 2010 & 2011 Performance Restricted Stock Units vest upon a change in control at the actual performance level at the date of change in control. Upon death or termination upon permanent disability, the Performance Restricted Stock Units vest on a pro rated basis based on actual performance.
(10)	Vesting accelerates upon a change in control.

Director Compensation Table

The following table sets forth information concerning the compensation of the Company’s non-employee directors for 2011.

Name	Fees Earned or Paid in Cash(2)	Stock Awards (3)	Total
Gregg R. Dedrick	$84,313	$75,999	$160,312
George W. Haywood	$22,419	$40,186	$62,605
Brenda J. Lauderback	$84,313	$75,999	$160,312
Robert E. Marks	$89,313	$75,999	$165,312
Louis P. Neeb	$73,063	$75,999	$149,062
Donald C. Robinson	$69,313	$75,999	$145,312
Donald R. Shepherd	$50,563	$76,498	$127,061
Debra Smithart-Oglesby(1)	—	—	—
Laysha Ward	$69,313	$75,999	$144,812

(1)	Ms. Smithart-Oglesby served as the Company’s Interim Chief Executive Officer from June 8, 2010 until January 31, 2011. All compensation received by Ms. Smithart-Oglesby as a director is reflected in the Summary Compensation Table.
(2)	Under the current director compensation package, which became effective May 18, 2011, each non-employee director of Denny’s Corporation, except for the Board Chair whose annual cash retainer for 2011 was $140,000, receives an annual cash retainer of $75,000 (paid in equal quarterly installments and pro-rated in those instances where a director serves only a portion of the year). Under the prior director compensation package, in effect from December 29, 2011 through May 17, 2011, non-employee directors received annual cash retainers of $60,000 paid in equal quarterly installments. Mr. Dedrick, Chair of the Compensation Committee, Ms. Lauderback, Chair of the Corporate Governance Committee and Mr. Marks, the Chair of the Audit Committee, received additional annual retainers of $15,000, $15,000 and $20,000, respectively, for their service as committee chairs. Mr. Neeb served as Lead Director for a portion of 2011, receiving a pro-rata portion of the annual Lead Director retainer of $15,000 for the time served.
(3)	The amounts in this column reflect the grant date fair value of deferred stock units (“DSUs”) awarded to directors pursuant to our 2004 Omnibus Incentive Plan. Under the current director compensation package, each director receives an annual award of $75,000 DSUs and does not receive any DSU awards for specially-called meeting attendance. Under the previous director compensation package (prior to May 18, 2011) directors received DSUs for participation in any unscheduled, specially-called meeting (i.e., any meeting called in addition to the typically five regularly scheduled board and committee meetings). The number of DSUs earned by directors for specially-called meetings was determined on a quarterly basis using a rate of $1,000 for attendance in person and $500 for telephonic participation and was calculated by dividing the total dollar value earned for such meeting attendance for the quarter by the closing price of the Common Stock on the last day of the quarter. Mr. Haywood received a pro-rata portion of the 18,750 DSUs awarded to the directors in 2011, based on when he was elected to the Board. The aggregate number of DSUs held as of December 28, 2011 for Messrs. Dedrick and Haywood, Ms. Lauderback, Messrs. Marks, Neeb and Robinson and Ms. Smithart-Oglesby and Ward were 34,062, 12,637, 89,939, 95,007, 69,651, 61,970, 105,158 and 43,570, respectively. Mr. Shepherd did not hold any DSUs as of year-end, as they were converted to shares upon his resignation from the Board during 2011. The aggregate number of stock options held as of December 28, 2011 for Messrs. Dedrick and Haywood, Ms. Lauderback, Messrs. Marks, Neeb, Robinson and Shepherd and Mss. Smithart-Oglesby and Ward were 0, 0, 56,700, 75,600, 0, 0, 75,600, 75,600, and 0 respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent (10%) of the Common Stock to file reports of initial ownership and changes in their ownership of the Common Stock with the SEC. Additionally, SEC regulations require that the Company identify any individuals for whom any of such reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. To the Company’s knowledge (based solely on review of reports furnished to it and written representations that no other reports were required during and with respect to the fiscal year ended December 28, 2011) the Company’s officers, directors and 10% stockholders complied with their Section 16(a) filing requirements for the fiscal year ended December 28, 2011.

RELATED PARTY TRANSACTIONS

During the Company’s last fiscal year, there were no transactions that occurred or relationships that existed between the Company and its management, directors, or 5% stockholders that require disclosure under SEC regulations.

The company maintains a written policy and procedures for the review, approval or ratification of related party transactions. Pursuant to the Company’s Related Party Transaction Policy and Procedures, the Company will enter into or ratify transactions with “related parties” (as the term is defined in Item 404 of Regulation S-K) only when the Board, acting through the Governance Committee determines that the related party transaction in question is in, or is not inconsistent with, the best interests of the Company and its stockholders, including but not limited to situations where the Company may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the Company provides or receives products or services to or from a related party on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Accordingly, the Governance Committee shall review the material facts of all proposed related party transactions that require approval and either approve or disapprove of the entry into the related party transaction. If advance Governance Committee approval of a related party transaction is not feasible, then the related party transaction shall be considered and, if the Governance Committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related party transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

CODE OF ETHICS

Denny’s Corporation has adopted a code of ethics entitled “Denny’s Code of Conduct” which is applicable to the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller, all other executive officers and key financial and accounting personnel as well as each salaried employee of the Company. The Denny’s Code of Conduct is posted on the Company’s website at www.dennys.com.

The Company will post on its website any amendments to, or waivers from, a provision of the Denny’s Code of Conduct that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Corporate Controller or persons performing similar functions, and that relates to (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely, and understandable disclosure in reports and documents that Denny’s Corporation files with, or submits to, the SEC and in other public communications made by Denny’s Corporation; (iii) compliance with applicable governmental laws, rules and regulations; (iv) the prompt internal reporting of violations of Denny’s Code of Conduct to an appropriate person or persons identified in the code; or (v) accountability to adherence to the code.

OTHER MATTERS

Expenses of Solicitation

The Company will pay the costs of solicitation of proxies, including the cost of assembling and mailing this Proxy Statement and the material enclosed herewith. In addition to the use of the mails, proxies may be solicited personally, by telephone or facsimile or by corporate officers and employees of the Company without additional compensation. The Company intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own such stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Discretionary Proxy Voting

In the event that any matters other than those referred to in the accompanying notice should properly come before and be considered at the Annual Meeting, it is intended that proxies in the accompanying form will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

2013 Stockholder Proposals

In order for stockholder proposals intended to be presented at the year 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) to be eligible for inclusion in the proxy statement and the form of proxy for such meeting, they must be received by the Company at the corporate address set forth above no later than December 6, 2012. Regarding stockholder nominations of directors and stockholder proposals intended to be presented at the 2013 Annual Meeting but not included in the proxy statement, including stockholder nominations of directors, pursuant to Article II, Sections 2 and 3 of the Denny’s Corporation Bylaws, respectively, written notice of such proposals, to be timely, must be received by the Company no earlier than February 15, 2013 and no later than March 17, 2013, (i.e., no more than 90 days and no less than 60 days prior to May 16, 2013, the first anniversary of the Annual Meeting). In the event that the date of the 2013 Annual Meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date, then to be timely such notice must be received by the Company no later than the later of (i) 70 days prior to the date of the meeting or (ii) the 10th day following the day on which public announcement of the date of the meeting was made. All such nominations and proposals for which timely notice is not received in the manner described above will be ruled out of order at the meeting, resulting in any such nominee not being eligible for election or such proposal’s underlying business not being eligible for consideration at the meeting. Such notices must contain the information specified in the Company’s Bylaws, including information concerning the proposal nominee or proposal and information about the stockholder’s ownership of Common Stock.

Electronic Access to Future Proxy Materials and Annual Reports

Most stockholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a stockholder of record, you can choose this option for future proxy statements and annual reports by marking the appropriate box on your proxy card or by following the instructions provided for you if you vote over the Internet or by telephone. If you hold Common Stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports only over the Internet, next year you will receive a notice in the mail with instructions containing the Internet address of those materials.

Your choice will remain in effect indefinitely until you give notification otherwise by following the instructions to be provided.

FORM 10-K

A copy of the Company’s Form 10-K for the fiscal year ended December 28, 2011 as filed with the SEC is available, without charge, upon written request directed to Denny’s Corporation, Investor Relations, at the corporate address set forth in “General – Stockholder Voting – Voting by Proxy” in this Proxy Statement.

APPENDIX A

DENNY’S CORPORATION

2012 OMNIBUS INCENTIVE PLAN

DENNY’S CORPORATION

2012 OMNIBUS INCENTIVE PLAN

Table of Contents

ARTICLE 1 PURPOSE		A-1

1.1	General	A-1

ARTICLE 2 DEFINITIONS		A-1

2.1	Definitions	A-1

ARTICLE 3 EFFECTIVE TERM OF PLAN		A-8

3.1	Effective Date	A-8

3.2	Term of Plan	A-8

ARTICLE 4 ADMINISTRATION		A-9

4.1	Committee	A-9

4.2	Actions and Interpretations by the Committee	A-9

4.3	Authority of Committee	A-10

4.4	Delegation	A-10

4.5	Award Certificates	A-11

ARTICLE 5 SHARES SUBJECT TO THE PLAN		A-11

5.1	Number of Shares	A-11

5.2	Share Counting	A-11

5.3	Stock Distributed	A-12

5.4	Limitation on Awards	A-12

5.5	Minimum Vesting Requirements	A-13

ARTICLE 6 ELIGIBILITY		A-13

6.1	General	A-13

ARTICLE 7 STOCK OPTIONS		A-14

7.1	General	A-14

7.2	Incentive Stock Options	A-15

ARTICLE 8 STOCK APPRECIATION RIGHTS		A-15

8.1	Grant of Stock Appreciation Rights	A-15

ARTICLE 9 PERFORMANCE AWARDS		A-16

9.1	Grant of Performance Awards	A-16

9.2	Performance Goals	A-16

A-i

9.3	Other Terms	A-16

ARTICLE 10 RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS		A-17

10.1	Grant of Restricted Stock and Restricted Stock Units	A-17

10.2	Issuance and Restrictions	A-17

10.3	Forfeiture	A-17

10.4	Delivery of Restricted Stock	A-17

10.5	Dividends on Restricted Stock	A-17

ARTICLE 11 DEFERRED STOCK UNITS		A-18

11.1	Grant of Deferred Stock Units	A-18

ARTICLE 12 DIVIDEND EQUIVALENTS		A-18

12.1	Grant of Dividend Equivalents	A-18

ARTICLE 13 STOCK OR OTHER STOCK-BASED AWARDS		A-18

13.1	Grant of Stock or Other Stock-Based Awards	A-18

ARTICLE 14 PROVISIONS APPLICABLE TO AWARDS		A-19

14.1	Award Certificates	A-19

14.2	Term of Awards	A-19

14.3	Form of Payment of Awards	A-19

14.4	Limits on Transfer	A-19

14.5	Beneficiaries	A-19

14.6	Stock Trading Restrictions	A-20

14.7	Treatment upon Death or Disability	A-20

14.8	Effect of a Change in Control	A-20

14.9	Acceleration for Other Reasons	A-21

14.10	Effect of Acceleration	A-22

14.11	Qualified Performance-Based Awards	A-22

14.13	Forfeiture Events	A-24

14.14	Substitute Awards	A-24

ARTICLE 15 CHANGES IN CAPITAL STRUCTURE		A-25

15.1	Mandatory Adjustments	A-25

15.2	Discretionary Adjustments	A-25

15.3	General	A-26

A-ii

ARTICLE 16 AMENDMENT, MODIFICATION AND TERMINATION		A-26

16.1	Amendment, Modification and Termination	A-26

16.2	Awards Previously Granted	A-26

16.3	Compliance Amendments	A-27

ARTICLE 17 GENERAL PROVISIONS		A-27

17.1	No Rights to Awards; Non-Uniform Determinations	A-27

17.2	No Stockholder Rights	A-27

17.3	Withholding	A-27

17.4	No Right to Continued Service	A-27

17.5	Unfunded Status of Awards	A-28

17.6	Relationship to Other Benefits	A-28

17.7	Expenses	A-28

17.8	Titles and Headings	A-28

17.9	Gender and Number	A-28

17.10	Fractional Shares	A-28

17.11	Government and Other Regulations	A-28

17.12	Governing Law	A-29

17.13	Additional Provisions	A-29

17.14	No Limitations on Rights of Company	A-29

17.15	Indemnification	A-29

17.16	Special Provisions Related to Section 409A of the Code	A-30

A-iii

DENNY’S CORPORATION

2012 OMNIBUS INCENTIVE PLAN

ARTICLE 1

PURPOSE

1.1.    GENERAL.    The purpose of the Denny’s Corporation 2012 Omnibus Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of Denny’s Corporation (the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company stockholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Affiliates.

ARTICLE 2

DEFINITIONS

2.1.    DEFINITIONS.    When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

 (a)    “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

 (b)    “Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards, Dividend Equivalents, Other Stock-Based Awards, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

 (c)    “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award. Award Certificates may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under the Plan. The Committee may provide for the use of electronic, internet or other non-paper Award Certificates, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

 (d)    “Board” means the Board of Directors of the Company.

 (e)    “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment, severance or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Board: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company, conviction of, or plea of guilty or nolo contendere, to any crime involving the personal enrichment of the Participant at the expense of the Company or stockholders of the Company, or conviction of a felony. With respect to a Participant’s termination of directorship, “Cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law. The determination of the Board as to the existence of “Cause” shall be conclusive on the Participant and the Company.

 (f)    “Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

 (i)    any Person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates, other than in connection with the acquisition by the Company or its Affiliates of a business) representing 30% or more of either the then outstanding Shares of Stock or the combined voting power of the Company’s then outstanding securities; or

 (ii)    The following individuals cease for any reason to constitute at least a majority of the number of directors then serving on the Board: individuals who, on the Effective Date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company (as such terms are used in Rule 14A-11 of the 1934 Act) whose appointment or election by the Board or nomination of election by the Company’s stockholders was approved by a vote of at least a majority of the Company’s directors then still in office who either were directors on the Effective Date of the Plan, or whose appointment, election, or nomination for election was previously approved); or

 (iii)    the consummation of a merger or consolidation with any other entity, other than (i) a merger or consolidation which would result in (A) the voting securities of the Company then outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, greater than 65% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, and (B) individuals described in Section 2.1(f)(ii) above constitute more than one-half of the members of the board of directors of the surviving entity or ultimate parent thereof; or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates, other than in connection with the acquisition by the Company or its Affiliates of a business) representing 30% or more of either the then outstanding shares of the Company or the combined voting power of the Company’s then outstanding securities; or

 (iv)    the consummation of (i) a plan of complete liquidation or dissolution of the Company; or (ii) an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, greater than 65% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or

 Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred unless the circumstances giving rise to such Change in Control qualify as a “change in control event” under Code Section 409A and applicable regulations.

 Furthermore, notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the voting securities of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

 Furthermore, notwithstanding the foregoing, a Change in Control will not be deemed to have occurred by reason of a distribution of the voting securities of any of the Company’s Subsidiaries to the stockholders of the Company, or by means of an initial public offering of such securities.

 (g)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying final regulations. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

 (h)   “Committee” means the committee of the Board described in Article 4.

 (i)    “Company” means Denny’s Corporation, a Delaware corporation or any successor corporation.

 (j)    “Continuous Service” means the absence of any interruption or termination of service as an employee, officer, consultant or director of the Company or any Affiliate, as applicable; provided, however, that for purposes of an Incentive Stock Option, “Continuous Service” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable, pursuant to applicable tax regulations. Continuous Service shall not be considered interrupted in the following cases: (i) a Participant transfers employment between the Company and an Affiliate or between Affiliates, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate, (iii) a Participant transfers from being an employee of the Company or an Affiliate to being a director of the Company or of an Affiliate, or vice versa, (iv) in the discretion of the Committee as specified at or prior to such occurrence, a Participant transfers from being an employee of the Company or an Affiliate to being a consultant to the Company or of an Affiliate, or vice versa, or (v) any leave of absence authorized in writing by the Company prior to its commencement; provided, however, that for purposes of Incentive Stock Options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Whether military, government or other service or other leave of absence shall constitute a termination of Continuous Service shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive; provided, however, that for purposes of any Award that is subject to Code Section 409A, the determination of a leave of absence must comply with the requirements of a “bona fide leave of absence” as provided in Treas. Reg. Section 1.409A-1(h).

 (k)   “Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

 (l)    “Deferred Stock Unit” means a right granted to a Participant under Article 11 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.

 (m)  “Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Participant’s employer. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination of whether a Participant has incurred a Disability will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

 (n)    “Dividend Equivalent” means a right granted to a Participant under Article 12.

 (o)    “Effective Date” has the meaning assigned such term in Section 3.1.

 (p)    “Eligible Participant” means an employee (including a leased employee), officer, consultant or director of the Company or any Affiliate.

 (q)    “Exchange” means any national securities exchange on which the Stock may from time to time be listed or traded.

 (r)    “Fair Market Value”, on any date, means (i) if the Stock is listed on a securities exchange, the closing sales price on such exchange on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange, the mean between the bid and offered prices as quoted by the applicable interdealer quotation system for such date, provided that if the Stock is not quoted on an interdealer quotation system or it is determined that the fair market value is not properly reflected by such quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Code Section 409A.

 (s)    “Full-Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of shares of Stock (or at the discretion of the Committee, settled in cash valued by reference to Stock value). Full-Value Awards include Restricted Stock, Restricted Stock Units, Deferred Stock Units, Performance Awards and Other Stock-Based Awards that are settled in shares of Stock or by reference to the full value of a share of Stock.

 (t)    “Good Reason” (or a similar term denoting constructive termination) has the meaning assigned such term in the employment, consulting or similar agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such employment, consulting or similar agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Good Reason” shall mean any of the following acts by the Company or an Affiliate, without the consent of the

Participant: (i) the assignment to the Participant of duties materially inconsistent with, or a material diminution in, the Participant’s authority, duties or responsibilities, (ii) a material reduction by the Company or an Affiliate in the Participant’s base salary or target annual bonus (other than an overall reduction in salaries or target annual bonuses of 10% or less that affects substantially all of the Company’s full-time employees), (iii) a material change in the geographic location at which the Participant is required to perform (it being agreed that a required relocation of more than 50 miles shall be material), or (iv) the continuing material breach by the Company or an Affiliate of any employment agreement between the Participant and the Company or an Affiliate after the expiration of any applicable period for cure.

 A termination by the Participant shall not constitute termination for Good Reason unless the Participant shall first have delivered to the Company, not later than 90 days after the initial occurrence of an event deemed to give rise to a right to terminate for Good Reason, written notice setting forth with specificity the occurrence of such event, and there shall have passed a reasonable time (not less than 30 days) within which the Company may take action to correct, rescind or otherwise substantially reverse the occurrence supporting termination for Good Reason as identified by the Participant.

 (u)    “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in the Plan, or such later date as is determined and specified as part of that authorization process. Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

 (v)    “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

 (w)    “Independent Directors” means those members of the Board of Directors who qualify at any given time as (a) an “independent” director under the applicable rules of each Exchange on which the Shares are listed, (b) a “non-employee” director under Rule 16b-3 of the 1934 Act, and (c) an “outside” director under Section 162(m) of the Code.

 (x)    “Non-Employee Director” means a director of the Company who is not a common law employee of the Company or an Affiliate.

 (y)    “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

 (z)    “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

 (aa)  “Other Stock-Based Award” means a right, granted to a Participant under Article 13, that relates to or is valued by reference to Stock or other Awards relating to Stock.

 (bb)      “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

 (cc)      “Participant” means an Eligible Participant who has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 14.5 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

 (dd)      “Performance Award” means any award granted under the Plan pursuant to Article 9.

 (hh)      “Person” means any individual, entity or group, within the meaning of Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) or 14(d)(2) of the 1934 Act.

 (ii)        “Plan” means this Denny’s Corporation 2012 Omnibus Incentive Plan, as amended from time to time.

 (jj)        “Prior Plans” means the Denny’s Corporation 2004 Omnibus Incentive Plan and the Denny’s Corporation 2008 Omnibus Incentive Plan, each as amended from time to time.

 (ll)        “Qualified Performance-Based Award” means an Award that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 14.11, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

 (ll)        “Qualified Business Criteria” means one or more of the Business Criteria listed in Section 14.11(b) upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

 (mm)    “Restricted Stock” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

 (nn)      “Restricted Stock Unit” means the right granted to a Participant under Article 10 to receive shares of Stock (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

 (oo)      “Retirement” in the case of an employee means the resignation or termination of employment without Cause from the Company or an Affiliate on or after attainment of the age of fifty-five. “Retirement” in the case of a Non-Employee Director of the Company means departure from the Board without Cause after age 65 or the failure to be re-elected or re-nominated as a director at any age.

 (pp)    “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

 (qq)    “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution pursuant to Article 15, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Article 15.

 (rr)    “Stock” means the $.01 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 15.

 (ss)    “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the base price of the SAR, all as determined pursuant to Article 8.

 (tt)    “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

 (uu)    “1933 Act” means the Securities Act of 1933, as amended from time to time.

 (vv)    “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3

EFFECTIVE TERM OF PLAN

3.1.    EFFECTIVE DATE.    The Plan shall be effective as of the date it is approved by the Company’s (the “Effective Date”).

3.2.    TERMINATION OF PLAN.    Unless earlier terminated as provided herein, the Plan shall continue in effect until the tenth anniversary of the Effective Date or, if the stockholders approve an amendment to the Plan that increases the number of Shares subject to the Plan, the tenth anniversary of the date of such approval. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination, which shall continue to be governed by the applicable terms and conditions of the Plan. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the Effective Date.

ARTICLE 4

ADMINISTRATION

4.1.    COMMITTEE.    The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be Independent Directors and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award (i) are persons subject to the short-swing profit rules of Section 16 of the 1934 Act, or (ii) are reasonably anticipated to become Covered Employees during the term of the Award. However, the mere fact that a Committee member shall fail to qualify as an Independent Director or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. Unless and until changed by the Board, the Compensation Committee of the Board is designated as the Committee to administer the Plan. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control. Notwithstanding any of the foregoing, grants of Awards to Non-Employee Directors under the Plan shall be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors that is approved and administered by a committee of the Board consisting solely of Independent Directors.

4.2.    ACTION AND INTERPRETATIONS BY THE COMMITTEE.    For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems necessary to carry out the intent of the Plan. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of the Plan. No member of the Committee will be liable for any good faith determination, act or omission in connection with the Plan or any Award.

4.3.    AUTHORITY OF COMMITTEE.    Except as provided in Section 4.1 and below in this Section 4.3, the Committee has the exclusive power, authority and discretion to:

 (a)    Grant Awards;

 (b)    Designate Participants;

 (c)    Determine the type or types of Awards to be granted to each Participant;

 (d)    Determine the number of Awards to be granted and the number of Shares or dollar amount to which an Award will relate;

 (e)    Determine the terms and conditions of any Award granted under the Plan;

 (f)    Prescribe the form of each Award Certificate, which need not be identical for each Participant;

 (g)    Decide all other matters that must be determined in connection with an Award;

 (h)    Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

 (i)    Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

 (j)    Amend the Plan or any Award Certificate as provided herein; and

 (k)    Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of the United States or any non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in the United States or such other jurisdictions and to meet the objectives of the Plan.

Notwithstanding the foregoing, grants of Awards to Non-Employee Directors under the Plan shall be made only in accordance with the terms, conditions and parameters of a plan, program or policy for the compensation of Non-Employee Directors as in effect from time to time, and the Committee may not make discretionary grants hereunder to Non-Employee Directors.

4.4.    DELEGATION.

 (a)    Administrative Duties.    The Committee may delegate to one or more of its members or to one or more officers of the Company or an Affiliate or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan.

 (b)    Special Committee.    The Board may, by resolution or by specific delegation to the Compensation Committee, expressly delegate to a special committee, consisting of one or more directors who may but need not be officers of the Company, the authority, within specified parameters as to the number and terms of Awards, to (i) designate officers and/or employees of the Company or any of its Affiliates to be recipients of Awards under the Plan, and (ii) to determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to an officer of the Company may not be made with respect to the grant of Awards to eligible participants (a) who are subject to Section 16(a) of the 1934 Act at the Grant Date, or (b) who as of the Grant Date are reasonably anticipated to be become Covered Employees during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Board and such delegates shall report regularly to the Compensation Committee regarding the delegated duties and responsibilities and any Awards so granted.

4.5.    AWARD CERTIFICATES.    Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1.    NUMBER OF SHARES.    Subject to adjustment as provided in Section 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 4,500,000, plus a number of additional Shares (not to exceed 1,500,000) underlying awards outstanding as of the Effective Date under the Prior Plans that thereafter terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason. From and after the Effective Date, no further awards shall be granted under the Prior Plans and the Prior Plans shall remain in effect only so long as awards granted thereunder shall remain outstanding. Subject to adjustment as provided in Section 15.1, the maximum number of Shares that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 4,500,000.

5.2.    SHARE COUNTING.

 (a)    Awards of Options, Stock Appreciation Rights and Full-Value Awards shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan as 1 Share for each Share covered by such Awards.

 (b)    The full number of Shares subject to the Option shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, even if the exercise price of an Option is satisfied through net-settlement or by delivering Shares to the Company (by either actual delivery or attestation).

 (c)    Upon exercise of Stock Appreciation Rights that are settled in Shares, the full number of Stock Appreciation Rights (rather than the net number of Shares actually delivered upon exercise) shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

 (d)    Shares withheld from an Award to satisfy tax withholding requirements shall count against the number of Shares remaining available for issuance pursuant to Awards granted under the Plan, and Shares delivered by a participant to satisfy tax withholding requirements shall not be added to the Plan share reserve.

 (e)    To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

 (f)    Shares subject to Awards settled in cash will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

 (g)    To the extent that the full number of Shares subject to a Full-Value Award is not issued for any reason, including by reason of failure to achieve maximum performance goals, unissued Shares originally subject to the Award will be added back to the Plan share reserve and again be available for issuance pursuant to Awards granted under the Plan.

 (h)    Substitute Awards granted pursuant to Section 14.15 of the Plan shall not count against the Shares otherwise available for issuance under the Plan under Section 5.1.

 (i)    Subject to applicable Exchange requirements, shares available under a stockholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under the Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and will not count against the maximum share limitation specified in Section 5.1.

5.3.    STOCK DISTRIBUTED.    Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

5.4.    LIMITATION ON AWARDS.    Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 15.1), :

 (a)    Options.    The maximum aggregate number of Shares subject to time-vesting Options granted under the Plan in any 12-month period to any one Participant shall be 3,000,000.

 (b)    SARs.    The maximum number of Shares subject to time-vesting Stock Appreciation Rights granted under the Plan in any 12-month period to any one Participant shall be 3,000,000.

 (c)    Performance Awards.    With respect to any one 12-month period (i) the maximum amount that may be paid to any one Participant for Performance Awards payable in cash or property other than Shares shall be $4,500,000, and (ii) the maximum number of Shares that may be paid to any one Participant for Performance Awards payable in Stock shall be 3,000,000 Shares. For purposes of applying these limits in the case of multi-year performance periods, the amount of cash or property or number of Shares deemed paid with respect to any one 12-month period is the total amount payable or Shares earned for the performance period divided by the number of 12-month periods in the performance period.

5.5    MINIMUM VESTING REQUIREMENTS.    Except in the case of substitute Awards granted pursuant to Section 14.14, Full-Value Awards granted under the Plan to an Eligible Participant shall either (i) be subject to a minimum vesting period of three years (which may include graduated vesting within such three-year period), or one year if the vesting is based on performance criteria other than continued service, or (ii) be granted solely in exchange for foregone cash compensation. Notwithstanding the foregoing, (i) the Committee may at its discretion permit and authorize acceleration of vesting of such Full-Value Awards in the event of the Participant’s in the event of the Participant’s death, Disability, or retirement, or the occurrence of a Change in Control (subject to the requirements of Section 14.11 in the case of Qualified Performance-Based Awards), or (ii) the Committee may grant Full-Value Awards without the above-described minimum vesting requirements, or may permit and authorize acceleration of vesting of Full-Value Awards otherwise subject to the above-described minimum vesting requirements, with respect to Awards covering 10% or fewer of the aggregate number of Shares authorized under the Plan.

ARTICLE 6

ELIGIBILITY

6.1.    GENERAL.    Awards may be granted only to Eligible Participants; except that Incentive Stock Options may be granted to only to Eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code. Eligible Participants who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Code Section 409A.

ARTICLE 7

STOCK OPTIONS

7.1.    GENERAL.    The Committee is authorized to grant Options to Participants on the following terms and conditions:

 (a)    EXERCISE PRICE.    The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price of an Option (other than a substitute Awards granted pursuant to Section 14.14) shall not be less than the Fair Market Value as of the Grant Date.

 (b)    TIME AND CONDITIONS OF EXERCISE.    The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(d), and may include in the Award Certificate a provision that an Option that is otherwise exercisable and has an exercise price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term by means of a “net exercise,” thus entitling the optionee to Shares equal to the intrinsic value of the Option on such exercise date, less the number of Shares required for tax withholding. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested. No Option shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

 (c)    PAYMENT.    The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, and the methods by which Shares shall be delivered or deemed to be delivered to Participants. As determined by the Committee at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (i) cash or cash equivalents, (ii) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (iii) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (iv) broker-assisted market sales, or (iv) any other “cashless exercise” arrangement.

 (d)    EXERCISE TERM.    In no event may any Option be exercisable for more than ten years from the Grant Date.

 (e)    PROHIBITION ON REPRICING.    Except as otherwise provided in Section 15.1, the exercise price of an Option may not be reduced, directly or indirectly by cancellation and regrant, replacement, substitution, surrender or otherwise, without the prior approval of the stockholders of the Company. In addition, the Company may not, without the prior approval of stockholders of the Company, repurchase an Option for value from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.

7.2.    INCENTIVE STOCK OPTIONS.    The terms of any Incentive Stock Options granted under the Plan must comply with the requirements of Section 422 of the Code. If all of the requirements of Section 422 of the Code are not met, the Option shall automatically become a Nonstatutory Stock Option.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1.    GRANT OF STOCK APPRECIATION RIGHTS.    The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

 (a)    RIGHT TO PAYMENT.    Upon the exercise of a Stock Appreciation Right, the Participant has the right to receive, for each Share with respect to which the SAR is being granted, the excess, if any, of:

 (1)    The Fair Market Value of one Share on the date of exercise; over

 (2)    The base price of the SAR as determined by the Committee and set forth in the Award Certificate, which shall not be less than the Fair Market Value of one Share on the Grant Date.

 (b)    Time and Conditions of Exercise.    The Committee shall determine the time or times at which a SAR may be exercised in whole or in part, and may include in the Award Certificate a provision that a SAR that is otherwise exercisable and has a base price that is less than the Fair Market Value of the Stock on the last day of its term will be automatically exercised on such final date of the term, thus entitling the holder to cash or Shares equal to the intrinsic value of the SAR on such exercise date, less the cash or number of Shares required for tax withholding.

 (c)    OTHER TERMS.    All awards of SARs shall be evidenced by an Award Certificate. Subject to the terms of this Article 8, the terms, methods of exercise, methods of settlement, form of consideration payable in settlement (e.g., cash, Shares or other property), and any other terms and conditions of any SAR shall be determined by the Committee at the time of the grant and shall be reflected in the Award Certificate; provided, however, that in no event may any SAR be exercisable for more than ten years from the Grant Date. No SAR shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the SAR.

 (d)    PROHIBITION ON REPRICING.    Except as otherwise provided in Section 15.1, the base price of a SAR may not be reduced, directly or indirectly by cancellation and regrant, replacement, substitution, surrender or otherwise, without the prior approval of the stockholders of the Company. In addition, the Company may not, without the prior approval of stockholders of the Company, repurchase a SAR for value from a Participant if the current Fair Market Value of the Shares underlying the SAR is lower than the base price per share of the SAR.

ARTICLE 9

PERFORMANCE AWARDS

9.1.    GRANT OF PERFORMANCE AWARDS.    The Committee is authorized to grant any Award under this Plan, including cash-based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee. Any such Awards with performance-based vesting criteria are referred to herein as Performance Awards. The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 5.4, and to designate the provisions of such Performance Awards as provided in Section 4.3. All Performance Awards shall be evidenced by an Award Certificate or a written program established by the Committee, pursuant to which Performance Awards are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

9.2.    PERFORMANCE GOALS.    The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in amount determined by the Committee. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award if the recipient of such award (a) was a Covered Employee on the date of the modification, adjustment, change or elimination of the performance goals or performance period, or (b) in the reasonable judgment of the Committee, may be a Covered Employee on the date the Performance Award is expected to be paid.

9.3.    OTHER TERMS.    Performance Awards may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in the Award Certificate. For purposes of determining the number of Shares to be used in payment of a Performance Award denominated in cash but payable in whole or in part in Shares or Restricted Stock, the number of Shares to be so paid will be determined by dividing the cash value of the Award to be so paid by the Fair Market Value of a Share on the date of determination by the Committee of the amount of the payment under the Award, or, if the Committee so directs, the date immediately preceding the date the Award is paid.

ARTICLE 10

RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

10.1.    GRANT OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS.    The Committee is authorized to make Awards of Restricted Stock or Restricted Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

10.2.    ISSUANCE AND RESTRICTIONS.    Restricted Stock or Restricted Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate, a Participant shall have none of the rights of a stockholder with respect to Restricted Stock Units until such time as Shares of Stock are paid in settlement of the Restricted Stock Units.

10.3.    FORFEITURE.    Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Status as a Participant during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited.

10.4.    DELIVERY OF RESTRICTED STOCK.    Shares of Restricted Stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

10.5    DIVIDENDS ON RESTRICTED STOCK.    In the case of Restricted Stock, the Committee may provide that ordinary cash dividends declared on the Shares before they are vested (i) will be forfeited, (ii) will be deemed to have been reinvested in additional Shares or otherwise reinvested (subject to Share availability under Section 5.1 hereof), or (iii) in the case of Restricted Stock that is not subject to performance-based vesting, will be paid or distributed to the Participant as accrued (in which case, such dividends must be paid or distributed no later than the 15th day of the 3rd month following the later of (A) the calendar year in which the corresponding dividends were paid to shareholders, or (B) the first calendar year in which the Participant’s right to such dividends is no longer subject to a substantial risk of forfeiture). Unless otherwise provided by the Committee, dividends accrued on Shares of Restricted Stock before they are vested shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be held by the Company subject to the same vesting provisions in an account allocated to the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any dividends accrued with respect to forfeited Restricted Stock will also be forfeited.

ARTICLE 11

DEFERRED STOCK UNITS

11.1.    GRANT OF DEFERRED STOCK UNITS.    The Committee is authorized to grant Deferred Stock Units to Participants subject to such terms and conditions as may be selected by the Committee. Deferred Stock Units shall entitle the Participant to receive Shares of Stock (or the equivalent value in cash or other property if so determined by the Committee) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections. An Award of Deferred Stock Units shall be evidenced by an Award Certificate setting forth the terms and conditions applicable to the Award.

ARTICLE 12

DIVIDEND EQUIVALENTS

12.1.    GRANT OF DIVIDEND EQUIVALENTS.    The Committee is authorized to grant Dividend Equivalents with respect to Full-Value Awards granted hereunder, subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to ordinary cash dividends or distributions with respect to all or a portion of the number of Shares subject to a Full-Value Award, as determined by the Committee. Unless otherwise provided by the Committee, Dividend Equivalents accruing on unvested Full-Value Awards shall, as provided in the Award Certificate, either (i) be reinvested in the form of additional Shares, which shall be subject to the same vesting provisions as provided for the host Award, or (ii) be held by the Company subject to the same vesting provisions in an account allocated to the Participant and accumulated without interest until the date upon which the host Award becomes vested, and any Dividend Equivalents accrued with respect to forfeited Awards will also be forfeited.

ARTICLE 13

STOCK OR OTHER STOCK-BASED AWARDS

13.1.    GRANT OF STOCK OR OTHER STOCK-BASED AWARDS.    The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, subject to Section 5.5, Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 14

PROVISIONS APPLICABLE TO AWARDS

14.1.    AWARD CERTIFICATES.    Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

14.2.    TERM OF AWARD.    The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option exceed a period of ten years from its Grant Date (or, if Section 7.2(c) applies, five years from its Grant Date).

14.3.    FORM OF PAYMENT FOR AWARDS.    Subject to the terms of the Plan and any applicable law or Award Certificate, payments or transfers to be made by the Company or an Affiliate on the grant or exercise of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Stock, or other property, or any combination, and may be made in a single payment or transfer, in installments, in each case as determined by the Committee. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Stock, restrictions on transfer and forfeiture provisions.

14.4.    LIMITS ON TRANSFER.    No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

14.5.    BENEFICIARIES.    Notwithstanding Section 14.4, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, any payment due to the Participant shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant, in the manner provided by the Company, at any time provided the change or revocation is filed with the Committee.

14.6.    STOCK TRADING RESTRICTIONS.    All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

14.7.    TREATMENT UPON DEATH OR DISABILITY.    Except as otherwise provided in the Award Certificate or any special Plan document governing an Award or an employment or similar agreement with a Participant, upon termination of a Participant’s Continuous Service by reason of death or Disability:

(i)

all of such Participant’s outstanding Options and SARs shall become fully exercisable, and shall thereafter remain exercisable for a period of one (1) year or until the earlier expiration of the original term of the Option or SAR;

(ii)	all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse as of the date of such termination; and

(iii)

the payout opportunities attainable under all of that Participant’s outstanding performance-based Awards shall be determined as provided in the Award Certificate or any special Plan document governing the Award or an employment or similar agreement with the Participant.

To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(b), the excess Options shall be deemed to be Nonstatutory Stock Options.

14.8.    EFFECT OF A CHANGE IN CONTROL.    The provisions of this Section 14.8 shall apply in the case of a Change in Control, unless otherwise provided in the Award Certificate or any special Plan document or separate agreement with a Participant governing an Award.

(a)

Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with a Change in Control: if within two years after the effective date of the Change in Control, a Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, then (i) all of that Participant’s outstanding Options or SARs shall become fully exercisable, (ii) all time-based vesting restrictions on the his or her outstanding Awards shall lapse, and (iii) the payout level under all of that Participant’s performance-based Awards that were outstanding immediately prior to effective time of the Change in Control shall be determined and deemed to have been earned as of the date of termination based upon (A) an assumed achievement of all relevant performance goals at the “target” level, and there shall be a prorata payout to such Participant within sixty (60) days following the date of termination of employment (unless a later date is required by Section 17.16 hereof), based upon the length of time within the performance period that has elapsed prior to the date of termination of employment. With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Certificate includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

(b)

Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board: (i) outstanding Options or SARs shall become fully exercisable, (ii) time-based vesting restrictions on outstanding Awards shall lapse, and (iii) the target payout opportunities attainable under outstanding performance-based Awards shall be deemed to have been fully earned as of the effective date of the Change in Control based upon (A) an assumed achievement of all relevant performance goals at the “target” level, and there shall be a prorata payout to Participants within sixty (60) days following the Change in Control (unless a later date is required by Section 17.16 hereof), based upon the length of time within the performance period that has elapsed prior to the Change in Control. Any Options or SARs shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Code Section 422(d), the excess Options shall be deemed to be Nonstatutory Stock Options.

14.9.    ACCELERATION FOR OTHER REASONS.    Regardless of whether an event has occurred as described in Section 14.7 or 14.8 above, and subject to Section 5.5 as to Full-Value Awards and Section 14.11 as to Qualified Performance-Based Awards, the Committee may in its sole discretion at any time determine that, upon the termination of service of a Participant for any reason, or the occurrence of a Change in Control, all or a portion of a Participant’s Options or SARs shall become fully or partially exercisable, that all or a part of the restrictions on all or a portion of the Participant’s outstanding Awards shall lapse, and/or that any performance-based criteria with respect to any Awards held by that Participant shall be deemed to be wholly or partially satisfied, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.9.

14.10.  EFFECT OF ACCELERATION.    If an Award is accelerated under Section 14.7, 14.8 or Section 14.9, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to a transaction giving rise to the acceleration or otherwise be equitably converted or substituted in connection with such transaction, (iv) that the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. To the extent that such acceleration causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(b), the excess Options shall be deemed to be Nonstatutory Stock Options.

14.11.  QUALIFIED PERFORMANCE-BASED AWARDS.

   (a)    The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee shall qualify for the Section 162(m) Exemption.

   (b)    When granting any other Award, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate:

—	Net earnings;
—	Earnings per share;
—	Net sales growth;
—	Net income (before or after taxes);
—	Net operating profit;
—	Return measures (including, but not limited to, return on assets, capital, equity, or sales, and cash flow return on assets, capital, equity, or sales);
—	Cash flow (including, but not limited to, operating cash flow and free cash flow);
—	Earnings before or after taxes, interest, depreciation and/or amortization (EBITDA);
—	Adjusted Income (before or after taxes);
—	Adjusted EBITDA;
—	Internal rate of return or increase in net present value;
—	Dividend payments to parent;

—	Gross margins;
—	Gross margins minus expenses;
—	Operating margin;
—	Share price (including, but not limited to, growth measures and total shareholder return);
—	Expense targets;
—	Working capital targets relating to inventory and/or accounts receivable;
—	Planning accuracy (as measured by comparing planned results to actual results);
—	Comparisons to various stock market indices;
—	Comparisons to the performance of other companies;
—	Same-store sales;
—	Customer counts;
—	Customer satisfaction; and
—	EVA(R).

For purposes of this Plan, EVA means the positive or negative value determined by net operating profits after taxes over a charge for capital, or any other financial measure, as determined by the Committee in its sole discretion. (EVA is a registered trademark of Stern Stewart & Co.).

Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate. Any member of a comparator group or an index that ceases to exist during a measurement period shall be disregarded for the entire measurement period. Performance Goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

 (c)    Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived upon the death or Disability of the Participant, or in connection with a Change in Control. Performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period. In addition, the Committee has the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

 (d)    The Committee may provide in any Qualified Performance-Based Award, at the time the performance goals are established, that any evaluation of performance shall exclude or otherwise objectively adjust for any specified circumstance or event that occurs during a performance period, including by way of example but without limitation the following: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in then current accounting principles and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

 (e)    Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to subsection (c) above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in subsection (c), no Qualified Performance-Based Award may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

 (f)    Section 5.4 sets forth the maximum number of Shares or dollar value that may be granted in any one-year period to a Participant in designated forms of Qualified Performance-Based Awards.

14.13.    FORFEITURE EVENTS.    The Committee may specify in an Award Certificate that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of material Company or Affiliate policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or any Affiliate.

14.14.    SUBSTITUTE AWARDS.    The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the

Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 15

CHANGES IN CAPITAL STRUCTURE

15.1.    MANDATORY ADJUSTMENTS.    In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Options or SARs that would constitute a modification or substitution of the stock right under Treas. Reg. Sections 1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

15.2    DISCRETIONARY ADJUSTMENTS.    Upon or in connection with the occurrence of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 15.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise or base price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

15.3    GENERAL.    Any discretionary adjustments made pursuant to this Article 15 shall be subject to the provisions of Section 16.2. To the extent that any adjustments made pursuant to this Article 15 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

ARTICLE 16

AMENDMENT, MODIFICATION AND TERMINATION

16.1.    AMENDMENT, MODIFICATION AND TERMINATION.    The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, either (i) materially increase the benefits accruing to Participants, (ii) materially increase the number of Shares available under the Plan, (iii) expand the types of awards under the Plan, (iv) materially expand the class of participants eligible to participate in the Plan, (v) materially extend the term of the Plan, or (vi) otherwise constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to stockholder approval; and provided, further, that the Board or Committee may condition any other amendment or modification on the approval of stockholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable to (i) to comply with the listing or other requirements of an Exchange, or (ii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

16.2.    AWARDS PREVIOUSLY GRANTED.    At any time and from time to time, the Committee may amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

 (a)    Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or Stock Appreciation Right for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

 (b)    The original term of an Option may not be extended without the prior approval of the stockholders of the Company;

 (c)    Except as otherwise provided in Article 15, the exercise price of an Option or base price of a SAR may not be reduced, directly or indirectly, without the prior approval of the stockholders of the Company; and

 (d)    No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or Stock Appreciation Right for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

16.3.    COMPLIANCE AMENDMENTS.    Notwithstanding anything in the Plan or in any Award Certificate to the contrary, the Board may amend the Plan or an Award Certificate, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or Award Certificate to any present or future law relating to plans of this or similar nature (including, but not limited to, Section 409A of the Code), and to the administrative regulations and rulings promulgated thereunder. By accepting an Award under this Plan, a Participant agrees to any amendment made pursuant to this Section 16.3 to any Award granted under the Plan without further consideration or action.

ARTICLE 17

GENERAL PROVISIONS

17.1.    NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS.    No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

17.2.    NO STOCKHOLDER RIGHTS.    No Award gives a Participant any of the rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

17.3.    WITHHOLDING.    The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. The obligations of the Company under the Plan will be conditioned on such payment or arrangements and the Company or such Affiliate will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant. Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

17.4.    NO RIGHT TO CONTINUED SERVICE.    Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or status as an officer, director or consultant at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

17.5.    UNFUNDED STATUS OF AWARDS.    The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate. This Plan is not intended to be subject to ERISA.

17.6.    RELATIONSHIP TO OTHER BENEFITS.    No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.

17.7.    EXPENSES.    The expenses of administering the Plan shall be borne by the Company and its Affiliates.

17.8.    TITLES AND HEADINGS.    The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

17.9.    GENDER AND NUMBER.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

17.10.  FRACTIONAL SHARES.    No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

17.11.  GOVERNMENT AND OTHER REGULATIONS.

   (a)    Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirement of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

   (b)    Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

17.12.  GOVERNING LAW.    To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Delaware.

17.13  ADDITIONAL PROVISIONS.    Each Award Certificate may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.

17.14.  NO LIMITATIONS ON RIGHTS OF COMPANY.    The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to grant or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

17.15.  INDEMNIFICATION.    Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Article 4 shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

17.16.  SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a)    General.    It is intended that the payments and benefits provided under the Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and all Award Certificates shall be construed in a manner that effects such intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Award is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers (other than in his or her capacity as a Participant) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of the Plan or any Award.

(b)    Definitional Restrictions.    Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) of such Non-Exempt Deferred Compensation would be effected, under the Plan or any Award Certificate by reason of the occurrence of a Change in Control, or the Participant’s Disability or separation from service, such Non-Exempt Deferred Compensation will not be payable or distributable to the Participant, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such Change in Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a Change in Control, Disability or separation from service, however defined. If this provision prevents the payment or distribution of any amount or benefit, or the application of a different form of payment of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the Change in Control, Disability or separation from service as applicable.

(c)    Allocation among Possible Exemptions.    If any one or more Awards granted under the Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. Section 1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Head of Human Resources) shall determine which Awards or portions thereof will be subject to such exemptions.

(d)    Six-Month Delay in Certain Circumstances.    Notwithstanding anything in the Plan or in any Award Certificate to the contrary, if any amount or benefit that would constitute

Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Certificate by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)    the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and

(ii)    the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.

(e)    Installment Payments.    If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment. For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas. Reg. Section 1.409A-2(b)(2)(iii) (or any successor thereto).

(f)    Timing of Release of Claims.    Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the date of termination of the Participant’s employment; failing which such payment or benefit shall be forfeited. If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such 60-day period. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to subsection (c) above, (i) if such 60-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such 60-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such 60-day period. In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

(g)    Permitted Acceleration.    The Company shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. section 1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. section 1.409A-3(j)(4).

The foregoing is hereby acknowledged as being the Denny’s Corporation 2012 Omnibus Incentive Plan as adopted by the Board of Directors on March 28, 2012 and approved by the Company’s stockholders on             , 2012.

DENNY’S CORPORATION

By:

Its:

APPENDIX B

DENNY’S CORPORATION

Income, EBITDA, Free Cash Flow and G&A Reconciliations

(Unaudited)

Income and EBITDA Reconciliation (In millions)	Quarter Ended 12/28/11	Quarter Ended 12/29/10	Year Ended 12/28/11	Year Ended 12/29/10

Net income	$92.0	$2.7	$112.3	$22.7

Provision for (benefit from) income taxes	(85.0)	0.4	(84.0)	1.4
Operating (gains), losses and other charges, net	1.3	(3.4)	2.1	(4.9)
Other nonoperating expense, net	0.1	4.5	2.6	5.3
Share-based compensation	1.0	0.8	4.2	2.8

Adjusted Income Before Taxes (1)	$9.5	$5.1	$37.3	$27.3

Interest expense, net	4.7	6.5	20.0	25.8
Depreciation and amortization	6.6	7.7	28.0	29.6
Cash payments for restructuring charges and exit costs	(0.6)	(3.5)	(2.7)	(7.0)
Cash payments for share-based compensation	(0.2)	(0.4)	(0.8)	(1.9)

Adjusted EBITDA (1)	$19.9	$15.4	$81.8	$73.8

Cash interest expense, net	(3.9)	(5.8)	(17.0)	(23.1)
Cash paid for income taxes, net	(0.1)	(0.5)	(1.1)	(0.9)
Cash paid for capital expenditures	(3.2)	(14.2)	(16.1)	(27.4)

Free Cash Flow (1)	$12.7	$(5.0)	$47.6	$22.4

(1)	We believe that, in addition to other financial measures, Adjusted Income Before Taxes, Adjusted EBITDA and Free Cash Flow are appropriate indicators to assist in the evaluation of our operating performance on a period-to-period basis. We also use Adjusted Income, Adjusted EBITDA and Free Cash Flow internally as performance measures for planning purposes, including the preparation of annual operating budgets, and for compensation purposes, including bonuses for certain employees. Adjusted EBITDA is also used to evaluate our ability to service debt because the excluded charges do not have an impact on our prospective debt servicing capability and these adjustments are contemplated in our credit facility for the computation of our debt covenant ratios. Free Cash Flow, defined at Adjusted EBITDA less cash paid for interest net of interest income, capital expenditures, and cash taxes, is used to evaluate operating effectiveness and decisions regarding the allocation of resources. However, Adjusted Income, Adjusted EBITDA and Free Cash Flow should be considered as a supplement to, not a substitute for, operating income, net income or other financial performance measures prepared in accordance with U.S. generally accepted accounting principles.

B-1

Notice of Annual Meeting and Proxy Statement

Annual Meeting of Stockholders to be held May 16, 2012

VOTE BY INTERNET OR TELEPHONE QUICK *** EASY *** IMMEDIATE

As a stockholder of Denny’s Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 15, 2012. The 2012 Proxy Statement and the 2011 Annual Report of Denny’s Corporation are available at http://www.cstproxy.com/dennys/2012.

Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY BY MAIL	DENNY’S CORPORATION 203 East Main Street, Spartanburg, SC 29319	Please mark your votes like this	☒

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS
INDICATED, WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2, 3 AND 4.

The Board of Directors recommends a vote “FOR” all nominees listed in Proposal 1 and “FOR” Proposals 2, 3 and 4.

1. Election of (10) directors.

Nominees:	01 Gregg R. Dedrick	☐	FOR	☐	AGAINST	☐	ABSTAIN	2.	A proposal to ratify the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries for the year ending December 26, 2012.	☐	FOR	☐	AGAINST	☐	ABSTAIN
	02 George W. Haywood	☐	FOR	☐	AGAINST	☐	ABSTAIN
	03 Brenda J. Lauderback	☐	FOR	☐	AGAINST	☐	ABSTAIN
	04 Robert E. Marks	☐	FOR	☐	AGAINST	☐	ABSTAIN
	05 John C. Miller	☐	FOR	☐	AGAINST	☐	ABSTAIN	3.	An advisory resolution to approve the executive compensation of the Company.	☐	FOR	☐	AGAINST	☐	ABSTAIN
	06 Louis P. Neeb	☐	FOR	☐	AGAINST	☐	ABSTAIN
	07 Donald C. Robinson	☐	FOR	☐	AGAINST	☐	ABSTAIN	4.	A proposal to approve the Denny’s Corporation 2012 Omnibus Incentive Plan.	☐	FOR	☐	AGAINST	☐	ABSTAIN
	08 Debra Smithart- Oglesby	☐	FOR	☐	AGAINST	☐	ABSTAIN
	09 Laysha Ward	☐	FOR	☐	AGAINST	☐	ABSTAIN
	10 F. Mark Wolfinger	☐	FOR	☐	AGAINST	☐	ABSTAIN	5.	To transact such other business as may properly come before the meeting.

									IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS ABOVE.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date , 2012.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Access to Denny’s Corporation stockholder account information and other stockholder services are available on the Internet!

Visit Continental Stock Transfer’s website at

www.continentalstock.com

for their Internet Shareholder Service –

ContinentaLink

Through this service, stockholders can change addresses, receive electronic forms and view account transaction history and dividend history.

To access this service, visit the website listed above. At “ContinentaLink” on the right side of the home page, select “Shareholder Log In.” From there, you can either “View a Sample Account” or you can sign-up (choose “First Time Visitor” then “New Member Sign-Up”). Guidance is provided on the website.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY BY MAIL

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

DENNY’S CORPORATION

The undersigned hereby appoints Debra Smithart-Oglesby and John C. Miller as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the other side, all the shares of the Common Stock of Denny’s Corporation held of record by the undersigned on March 20, 2012 at the Annual Meeting of Stockholders to be held on May 16, 2012 or any adjournment thereof.

Management voting recommendations - (i) in favor of the ten (10) nominees to the Board of Directors; (ii) in favor of the selection of KPMG LLP as the independent registered public accounting firm of Denny’s Corporation and its subsidiaries (collectively, the “Company”) for the year ending December 26, 2012; (iii) in favor of the advisory resolution to approve the executive compensation of the Company, as described in the proxy statement; and (iv) in favor of the Denny’s Corporation 2012 Omnibus Incentive Plan.

(Continued, and to be marked, dated and signed on the other side.)